Exhibit 10.35

SUBLEASE

THIS SUBLEASE ("this Sublease"), dated as of 1st day of November; 2004, between SFX Entertainment, Inc. dlb/a Clear Channel Entertainment, a Delaware corporation; having an address at 220 West 42nd Street, New York, New York 10036 (referred to herein as "Sublandlord"), and Excelsior Radio Networks, Inc., a Delaware corporation, having an address at 220 West 42" Street, New York, New York 10036 (referred to herein as "Subtenant").
WITNES SETH:

1.DEMISE AND TERM. Sublandlord hereby leases to Subtenant, and Subtenant hereby hires from Sublandlord, those certain premises (the "Subleased Premises") consisting of the agreed amount of 18,267 rentable square feet comprising the entire 3rd floor (containing the agreed amount of 10,493 rentable square feet) and a portion of the 4th floor (containing the agreed amount of 7,774 rentable square feet) (as identified on Exhibit A attached hereto) of the building located at 220 West 42nd Street, New York, New York (the "Building"). The term of this Sublease shall be the period (A) commencing on the date hereof (the "Commencement Date"), and (B) ending at 11:59 p.m. on September 30, 2014 (the "Expiration Date"), unless sooner terminated pursuant to the terms of this Sublease. Notwithstanding the foregoing, in the event that the Subleased Premises are not delivered to Subtenant by August 1, 2005, then, at any time thereafter but prior to delivery of the Subleased Premises to Subtenant, Subtenant shall be entitled to terminate this Sublease and receive the return of its security with neither party having any further liability to the other hereunder.

2.SUBORDINATE TO OVERLEASE. This Sublease is and shall be subject and subordinate to that certain lease dated as of March 13, 2000, between Massachusetts Mutual Life Insurance Company (the "Overlandlord"), as landlord, and Sublandlord, as tenant, as the same has been modified by an amendment dated as of October 22, 2002, and as the same may be amended and/or modified from time to time (the "Overlease") and all other matters to which the Overlease is or shall be subject and subordinate. Subtenant hereby acknowledges receipt of a redacted version of the Overlease prior to the execution and delivery of this Sublease. Sublandlord agrees that its right to amend or modify the Overlease is limited by the provisions of paragraph 3. (B) of this Sublease.

3.PROVISIONS OF OVERLEASE.

(A)Incorporltion by Reference.    The terms, covenants and
conditions of the Overlease are incorporated herein by reference so that, except to the extent that they are inapplicable or deleted or modified by the provisions of this Sublease for the purpose of incorporation by reference, each and every term, covenant and condition of the Overlease binding or inuring to the benefit of the landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord, and each and every term, covenant and condition of the Overlease binding or inuring to the benefit of the tenant thereunder shall, in respect of this Sublease, but solely to the extent each of the same relates to Subtenant's occupancy or its use and enjoyment of the Subleased Premises, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words "Landlord" and "Tenant," or words of similar import, wherever the same appear in the Overlease, were construed to mean, respectively, "Sublandlord" and "Subtenant" in this Sublease, and as if the words "Premises" or "Demised Premises," or words of similar import, wherever the same appear in the Overlease, were construed to mean "Subleased Premises" in this Sublease, and as if the word "Lease," or words of similar import, wherever the same appear in the Overlease, were construed to mean this "Sublease." Notwithstanding the foregoing, the following provisions of the Overlease shall be deemed deleted for the pin-poses of incorporation by reference in this Sublease (however, Subtenant's rights hereunder shall remain subject to Overlandlord's rights as set forth in such provisions): (1) Sections 1.01-1.05, 2.01-2.04, 3.01(a)-(d), 3.02(a), 3.05, but only as to Operating Expenses, 3.06, 5.02, 5.04-5.05, 11.01(b)-(0, 11.03(a), 12.01(ii), 12.02 (except to the extent of Subtenant's furniture that is brought into the Subleased Premises), 14.01, 14.02, 15.01, 19.01, except Subtenant shall be entitled to an abatement of rent and additional rent to -the same extent that Sublandlord receives one with regard to the Subleased Premises, 19.05, 27.01, 35.04(b) and (c)(except as hereinafter referenced), 35.07(b), 35.19(c), and 37.05 (2) Articles 4, 6, 7, 8, 9, 16, 28, 29, 30, 31, 33, 38, 39, 40, 42, 43, 44, 45 and 46, and (3) Exhibits B, B-1, B-2, C, D, G-1, 0-2, H-1, 11-2„ 1, K, L, M, N-2, 0, P, Q, R-1, R-2, S, T, U, V, W, X, Y, Z, AA and BB. In the event of a conflict or inconsistency between any term, covenant or condition in the Overlease incorporated herein by reference and any of the express terms, covenants or conditions set forth herein, the terms, covenants and conditions of this Sublease shall govern (except to the extent that the same would be a violation of or breach of the terms of the Overlease).

(B)Subtenant's Obligations.    Except as otherwise specifically provided herein, all acts and obligations to be performed and all of the terms and conditions to be observed by Sublandlord as tenant under the Overlease with respect to the Subleased Premises shall be performed and observed by Subtenant, and Subtenant's obligations shall run to Sublandlord or Overlandlord as Sublandlord may determine to be appropriate or required by the respective interests of Sublandlord and Overlandlord. Notwithstanding anything to the contrary contained in this Sublease, Subtenant shall not be bound by any amendment or modification of the Overlease entered into between Sublandlord and the Overlandlord after the date hereof which amendment contains an obligation which is greater than any obligation of the tenant or which diminishes any right of the tenant contained in the Overlease as of the date hereof nor shall any right of Subtenant contained in the Overlease (as incorporated by reference herein) be modified in any adverse manner without the prior written consent of Subtenant.

(C)Time Limits. The time limits contained in the Overlease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening all time limits of ten (10) days or less by two (2) days in each instance and by shortening all time limits in excess of ten (10) days by four (4) days in each instance, so that in each instance Subtenant shall have two (2) days or four (4) days, as the case may be, less time to observe or perform hereunder than Sublandlord has as the tenant under the Overlease; provided that if the Overlease provides a time limit of five (5) days or less, Subtenant shall have two (2) Business Days (the term "Business Day" being defined as defined in the Overlease) for notice, demand or cure as the case maybe.

(D)Conflict of Terms. If any of the express terms, conditions or provisions of this Sublease shall conflict with any of the terms, conditions or provisions incorporated by reference, such conflict: (i) if it relates to services or facilities to be provided by the Overlandlord under the Overlease or benefits to be conferred by the Overlandlord under the Overlease, shall be resolved in each such instance in favor of the express terms, conditions and provisions of the Overlease (unless the Sublandlord has specifically agreed in this Sublease to provide a particular service or facility as opposed to simply passing through the obligation of the Overlandlord to provide same, in which case, a specific agreement on the part of Sublandlord to so provide a service or facility shall control), and (ii) if it relates to any other term, condition or provision of this Sublease, shall be resolved in each such instance in favor of the express terms, conditions and provisions of this Sublease.
(E)    Notices from Overlandlord. If Subtenant receives any notice or demand from the Overlandlord with respect to the Subleased Premises or this Sublease, Subtenant shall promptly give a copy thereof to Sublandlord. If Sublandlord receives any notice or demand from the Overlandlord with respect to any obligations to be performed by Subtenant or Sublandlord or any services or facilities to be furnished to Subtenant at the Subleased Premises, Sublandlord shall promptly give a copy thereof to Subtenant.
4.    PERFORMANCE BY SUBLANDLORD. (A) Any obligation of
Sublandlord which is contained in this Sublease by the incorporation by reference of the provisions of the Overlease shall be observed or performed by Sublandlord using commercially reasonable diligent efforts to cause the Overlandlord to observe and/or perform the same, and Sublandlord shall have a reasonable time to enforce its rights to cause such observance or performance. Subject to the foregoing, and except to the extent of any other obligation of Sublandlord specifically identified in this .Sublease as being provided to the Subtenant, Sublandlord shall not be required to furnish, supply to, or install anything in the Subleased Premises. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublandlord's rights under the Overlease, and, notwithstanding any provision to the contrary, as to obligations contained in this Sublease by the incorporation by reference of the provisions of the Overlease, Sublandlord shall not be required to make any payment or perform any obligation, and Sublandlord shall have no liability to Subtenant for any matter whatsoever, except for Sublandlord's obligation to pay the rent and additional rent due under the Overlease and otherwise perform its obligations so as to prevent a default by Sublandlord under the Overlease, and for Sublandlord's obligation to use commercially reasonable efforts, upon written request of Subtenant, to cause the Overlandlord to observe and/or perform its obligations under the Overlease. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building of which the Subleased Premises are a part, including, without limitation, heat, air conditioning, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant's obligations under this Sublease, (ii) constructive eviction, whether in whole or in part, or (iii) liability on the part of Sublandlord; provided, with regard to (iii) only, except to the extent caused by the gross negligence or willful misconduct of Sublandlord, .its employees, agents, representatives, contractors, clients, guests or invitees. The obligations and duties of Subtenant with regard to Article 13 of the Overlease as the same is incorporated in this Sublease by reference relate to the Subleased Premises, and not the Building as a whole unless the misuse, negligence, willful misconduct or uninsurable acts or omissions of Subtenant, its employees, agents, representatives, contractors, clients, guests, invitees and/or sub-subtenants shall have an adverse impact upon a portion or portions of the Building outside of the Subleased Premises or those portions of the Building systems outside the Subleased Premises; by way of amplification, Subtenant shall not be responsible for structural repairs or repairs to the Building systems or entrance doors unless due to the misuse, negligence, willful misconduct or uninsurable acts or omissions of Subtenant, its employees, agents, representatives, contractors, clients, guests, invitees and/or sub-subtenants. Without derogation of the foregoing, if and to the extent Sublandlord shall receive an abatement pursuant to the provisions of Subsections 35.04(b) and (c) of the Overlease, Subtenant shall be entitled to a portion of such abatement (i.e. as such portion of Subtenant's rentable square footage affected by the condition giving rise to such abatement relates to the aggregate rentable square footage in the Building also affected by the condition giving rise to the abatement) after deduction of the same portion of all reasonable costs, fees and/or expenses, including without limitation reasonable attorneys' fees and disbursements incurred in connection with obtaining same.
(B)    During the Term, as long as Subtenant is, not in default under any of the covenants of this Sublease (beyond applicable notice and/or grace periods, if any), Sublandlord shall provide: (i) necessary passenger elevator facilities on Business Days from 8 a.m. to 7 p.m, and have one elevator subject to call at all other times, subject to the rules and regulations of the Building; (ii) heat to the Subleased Premises when and as required by law, on Business Days from 8 a.m. to 7 p.m.; (iii) water for ordinary lavatory, and office pantry and/or kitchen purposes, but if Subtenant uses or consumes water for any other purposes based upon Sublandlord's commercially reasonable judgment, Sublandlord may install a water meter at Subtenant's reasonable expense which Subtenant shall thereafter maintain at Subtenant's expense in good working order and repair to register such water consumption and Subtenant shall pay for water consumed as shown on said meter as additional rent as and when bills are rendered; (iv) cleaning service for the Subleased Premises on Business Days at Sublandlord's expense to specifications consistent in all material respects with the cleaning in the balance of the office space in the Building, and at a minimum, consistent with other office buildings in the Times Square area; (v) air conditioning/cooling will be furnished to Subtenant from May 15th through September 30th on Business Days (Mondays through Fridays, holidays excepted) from 8:00 a.m. to 7:00 p.m. and ventilation will be furnished on Business Days during the aforesaid hours except when air conditioning/cooling is being furnished as aforesaid; and (vi) freight elevator without charge during move-in and move-out, and intermittently during the Term (provided that if use other than move-in and move-out is after hours, Subtenant shall be responsible for the cost of any costs of Sublandlord in providing same, which may include without limitation overtime charges for the managing agent and/or Sublandlord's facilities management staff), pursuant to the rules and regulations of the Building. Sublandlord reserves the right to stop services of the heating, elevators, plumbing, air conditioning, power systems or cleaning or other services, if any, when necessary by reason of accident or for repairs, alterations, replacements or improvements necessary or desirable in the judgment of Sublandlord for as long as may be reasonably required by reason thereof. The same shall be done with a minimum of inconvenience to Subtenant and Sublandlord shall pursue the alteration with due diligence.

5. NO BREACH OF OVERLEASE. Subtenant shall not do or permit to be done any act or thing (or fail to act in a manner), which may constitute a breach or violation of any term, covenant or condition of the Overlease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease. Except to the extent that the obligations of the tenant under the Overlease are made the responsibility of the Subtenant pursuant to the provisions of this Sublease, the Sublandlord shall not do or permit to be done any act or thing (or fail to act in a manner) which may constitute a breach or violation of any term, covenant or condition of the Overlease by the tenant thereunder.

6.    NO PRIVITY OF ESTATE. Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and the Overlandlord.

7.    INDEMNIFICATION BY SUBTENANT. Subtenant does hereby indemnify and hold harmless Sublandlord and Overlandlord from and against any and all losses, costs, damages, expenses, fees, charges, costs of settlement, and liabilities, including, without limitation, reasonable attorneys' fees and disbursements, incurred or paid by Sublandlord or Overlandlord, and shall defend Sublandlord and Overlandlord against all claims, assertions, actions, proceedings and suits relating to: (i) Intentionally Omitted; (ii) any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises, other than accidents, damages or injuries caused by Sublandlord or Overlandlord or their respective officers, employees, agents or contractors; (iii) .any breach or default by Subtenant in the observance or performance of the covenants and agreements contained herein, or the Overlease as incorporated herein by reference; (iv) any work done in or to the Subleased Premises by Subtenant or Subtenant's contractors, agents or employees; (v) any act, omission or negligence on the part of Subtenant and/or its officers, employees, agents, customers, contractors or invitees, or any person claiming through or under Subtenant or such persons, officers, employees, agents, customers, contractors or invitees; or (vi) any losses of or damages to property, injuries to person, or claims of other Subtenants or occupants of Subtenant or of any other tenant or occupant of the Building, arising out of or in connection with any alterations, additions or improvements in or to the Subleased Premises by Subtenant or Subtenant's contractors, agents or employees, or acts, omissions or negligence in connection herewith.

8. USE. Subtenant shall use and occupy the Subleased Premises for general, executive, and administrative office use only, and for no other purpose. In that regard, Subtenant shall only be permitted to have limited training facilities, if applicable, at the Subleased Premises so that the tenor of the use complies with the restrictions in the immediately preceding sentence. Under no circumstances are weapons of any kind permitted at the Subleased Premises. Subtenant shall comply with the certificate of occupancy relating to the Subleased Premises and with all laws, statutes, ordinances, orders, codes, rules, regulations and requirements of all federal, state and municipal governments, or such board of fire underwriters or fire insurance rating organization, and the appropriate agencies, officers, departments, boards and commissions thereof (the "Government Regulations"), and the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to the Subleased Premises, relating to Subtenant's occupancy, use or manner of use of the Subleased Premises; but nothing contained herein shall require Subtenant to make any expenditures unless same is .required in order to cause the Subleased Premises to comply with the Government Regulations and the reason for the non-compliance is due to (a) the particular manner of use of the Subleased Premises by Subtenant or its employees, agents, contractors or representatives (as distinguished from general, executive, and administrative offices), (b) a breach of, or default under, the terms and provisions of this Sublease by Subtenant, and/or (c) the acts or omissions of Subtenant. Subject to the terms of this Sublease and the Overlease (including, without limitation, rights of Overlandlord and/or Sublandlord to conduct repairs and the like), Subtenant and Subtenant's employees shall have access to the Subleased Premises 24 hours a day, 7 days a week.

9. Ma.
(A)    Fixed Rent. (i) Subtenant shall pay to Sublandlord rent (herein called the "Fixed Rent") (inclusive of electricity) for the period commencing on the Commencement Date and ending on the last day of September, 2014, both dates inclusive, at the annual rates set forth below:

(a)	Commencement Date, to and including the last day of September, 2005: $529,703.00;

(b)	October 1 2005, to and including the last day of September, 2006: $543,991.30;

(c)	October 1, 2006, to and including the last day of September, 2007: $558,667.00;

(d)	October 1, 2007, to and including the last day of September, 2008: $610,317.00;

(e)	October 1, 2008, to and including the last day of September, 2009: $626,982.50

(f)	October 1, 2009, to and including the last day of September, 2010: $644,147.90;

(g)	October 1, 2010, to and including the last day of September, 2011: $689,228.80;

(h)	October 1, 2011, to and including the last day of September, 2012: $708,261.60;

October 1, 2012, to and including the last day of September, 2013: $727,865.50;
and
October 1, 2013, to and including the last day of September, 2014: $748,057.40.
Notwithstanding the foregoing, Subtenant is being provided an abatement (the "Concession Period Abatement") and is being excused from the payment of Fixed Rent (but not electricity) for the period from the Commencement Date through the one hundred seventy-ninth (179th) day after the Commencement Date, subject to the conditions set forth below in this paragraph 9 (A) (i). If at any time during the Term, this Sublease shall be terminated by Sublandlord in accordance with the terms of this Sublease and/or applicable law by reason of a Subtenant breach and/or default by Subtenant with regard to (x) any monetary covenant on its part to be complied with or performed, and/or (y) any non-monetary covenant, agreement or term on its part to be complied with or performed (after expiration of applicable notice and/or grace periods), then, upon the occurrence such termination, and only upon such termination (as opposed to default and/or breach not resulting in a termination of this Sublease) that portion of the Concession Period Abatement so conditionally excused shall become immediately due and payable by Subtenant to Sublandlord. In the event that if a court of competent jurisdiction determines in a final and nonappealable judgment that the Sublandlord unreasonably withheld its consent to alterations proposed by Subtenant or the plans and specifications therefor, and in such case the prosecution of the Tenant's Initial Alterations are delayed, then the Concession Period Abatement shall be extended by one (1) day for each day of such delay.
(ii) The Fixed Rent shall be paid to Sublandlord in equal monthly installments in advance on or before the first day of each month during the term of this Sublease, except that the first month's Fixed Rent shall be paid simultaneously with the execution hereof. Fixed Rent, Additional Rent (as hereinafter defined) and other charges payable hereunder shall be paid promptly when due, without notice or demand therefore in the case of Fixed Rent (except where Additional Rent is due in fixed monthly payments and Subtenant has been provided with a notice of such monthly amount; in which event, monthly invoices on account of such Additional Rent items shall not be necessary), and without deduction, abatement, counterclaim or set off of any amount or for any reason whatsoever, except as may be specifically provided herein. Sublandlord shall give Subtenant notice of any change in Additional Rent or other charges payable hereunder; provided, however, that failure to give such notice shall not limit Sublandlord's rights to collect Additional Rent or other charges due and payable hereunder retroactively after the giving of said notice and in no event shall failure to give such notice be deemed a waiver of Sublandlord's rights to collect such Additional Rent or other charges payable hereunder. Notwithstanding anything in this Sublease to the contrary, any claims for Fixed Rent or Additional Rent shall be made within two (2) years from the end of the Tax Year or Operating Year (as those terms are defined in the Overlease) next following the Expiration Date as presently scheduled hereunder. Sublandlord shall have the same remedies for a default in the payment of Additional Rent and other charges payable hereunder as it has for a default in the payment of Fixed Rent. If the Commencement Date or Expiration Date shall occur on a date other than the first (1St) day of a calendar month, the Fixed Rent for such month shall be pro-rated based on the number of days in such calendar month. Subtenant understands that certain items of Additional Rent are calculated based on an annual budget which is prepared by the managing agent required by the Overlease. Those budgeted items are then reconciled at the end of the year. If and to the extent that Subtenant receives a request for monthly installments of Additional Rent, Subtenant shall pay the amounts so requested and Subtenant may request reasonable supporting information with respect to such requested Additional Rent and, to the extent that such information is available to Sublandlord, Sublandlord shall make such information available to Subtenant, but such request for information shall not delay Subtenant's payment of Additional Rent as demanded under this Sublease; to the extent that such information needs to be obtained from the Overlandlord, Sublandlord agrees to request such information from the Overlandlord but shall have no obligation or liability beyond making such request.
(B)    Payment of Rent, Fixed Rent, Additional Rent and all other charges payable hereunder shall be paid to Sublandlord in lawful money of the United States by check drawn on a bank which is a member of the New York Clearing House Association at the address of Sublandlord set forth at the head of this Sublease, or to such other person and/or at such other address as Sublandlord may from time to time designate by notice to Subtenant; or, by wire transfer to an account designated by Sublandlord in writing, from time to time. Notwithstanding the foregoing, from and after the Commencement Date and until such time as Subtenant shall receive a notice to the contrary, the Sublandlord's address for payment. of Fixed Rent and Additional Rent shall be at 2000 West Loop SOuth, Houston, Texas 77207 Attn: Controller - Accounting Department. No payment by Subtenant or receipt by Sublandlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Fixed Rent, Additional Rent or other charge; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublandlord may accept any check or payment from Subtenant or otherwise without prejudice to Sublandlord's right to recover the balance due or to pursue any other remedy available to Sublandlord.

1.LATE CHARGES. If payment of any Fixed Rent, Additional Rent or other charge payable by Subtenant hereunder shall not have been paid within ten (10) days after notice that such amount was due and payable hereunder (or without notice in the case of payments of Fixed Rent), a late charge of one and one-half percent (1-1/2%) per month (or the then maximum laWful interest rate, whichever shall be less) of the unpaid amount due, accrued from the date such amount was originally due and payable, shall be added to the sum due and shall be deemed Additional Rent hereunder. If Subtenant shall issue a check to Sublandlord, which is returned unpaid for any reason (other than the fault of Sublandlord), Subtenant shall pay to Sublandlord an additional charge of $500.00 to defray Sublandlord's expenses in connection therewith. Nothing contained in this Article and no acceptance of late rent by Sublandlord shall be deemed to extend or change the time for payment of Fixed Rent, Additional Rent or any other charge payable hereunder. Notwithstanding the foregoing, Tenant shall be entitled, once during each twelve (12) consecutive month period of the term of this Sublease, to a ten (10) day notice of late payment of Fixed Rent (after which notice and the failure to make payment within such ten [10] day period, the foregoing late charge may be assessed, with such charge accruing from the date such amount was originally due and payable) and any subsequent delinquency in the payment of Fixed Rent shall be subject to such late charge without notice.

2.ADDITIONAL RENT. The following shall constitute "Additional Rent" hereunder:
(A)    Electricity. (1) Subject to the provisions of this Section 11(A),
Sublandlord agrees to furnish, or cause the Overlandlord to furnish, Subtenant with all electric current (including at least 6 watts per rentable square foot) and such other utilities and building operating services as reasonably required by Subtenant in connection with the permitted use and occupancy of the Subleased Premises. There shall be a charge to Subtenant for such electric current which shall be Three dollars ($3.00) per square foot per annum for the Term (based upon 18,267 rentable square feet), which amount is presently included in the Fixed Rent; provided that Sublandlord reserves the right, at its option, to change the manner in which electricity is charged to Subtenant, (x) by survey, in which case Subtenant shall pay an amount equal to the electric charges for the Subleased Premises suggested by such survey, or, (y) by submeter so long as

Sublandlord shall pay the cost to install such submeter, and Sublandlord shall charge Subtenant the same rate that Sublandlord pays without a markup; provided, however, if, as a result of any material alteration or addition to Subtenant's electrical equipment and/or appliances in the Subleased Premises, the cost of furnishing electric service to the Subleased Premises shall be increased, Subtenant shall be required to pay for such increased cost (and notwithstanding the foregoing, Subtenant shall pay the reasonable cost of installation of such submeter), upon a presentation of reasonable proof of such increase to Subtenant. If Sublandlord shall elect to charge Subtenant by means of survey (conducted by an electrical engineer calculating relative usage and demand compared to that of a typical professional office tenant) or submeter as contemplated in the preceding sentence, then the Fixed Rent shall be reduced by an amount equal to Three dollars ($3.00) per square foot per annum (based upon 18,267 rentable square feet).

(2) At all times during the term of this Sublease, Subtenant will comply in the Subleased Premises with all present and future rules, regulations, terms and conditions applicable to service equipment, wiring and requirements in accordance with the regulations of the public utility company supplying electric current to the Building. Subtenant shall not use any electrical equipment, which, in the reasonable discretion of Sublandlord or the discretion of the Overlandlord, will overload such installations or interfere with the use thereof by the other occupants of the Building. Subtenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the then existing feeders to the Subleased Premises or the risers or wiring installation, nor shall Subtenant use or install any fixtures, equipment or machines the use of which in conjunction with other fixtures, equipment and machines in the Building would result in an overload of the electrical circuits servicing the Building. Nothing herein shall be deemed an assurance of the continued availability from the public utility company supplying electric current to the Building of sufficient current to the Subleased Premises or that the quantity or type of current is now or shall hereafter be adequate for Subtenant's needs. Sublandlord shall in no way be liable or responsible to Subtenant for any loss or damage or expense which Subtenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Subtenant's requirements, except if due to the negligent acts or omissions of Sublandlord. Subtenant shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts required in the Subleased Premises, at Subtenant's sole cost and expense (or upon request by Subtenant, Sublandlord will furnish, install and replace same at Subtenant's cost). All lighting tubes, lamps, bulbs and ballasts so installed shall become Sublandlord's property upon the expiration or sooner termination of this Sublease.
(3) If any taxes or charges are or shall be imposed upon Sublandlord or its agent in connection with the sale or resale of electrical energy to Subtenant pursuant to this Section 11(A), Subtenant covenants and agrees that, where permitted by law, such taxes or charges allocable to the Subleased Premises shall be passed on to Subtenant and paid by Subtenant to Sublandlord or its agent upon demand, as Additional Rent, without set-off or deduction. Sublandlord shall deliver a copy of the relevant tax bill upon written request by Subtenant.
(B)    Real Estate Taxes. (1) As Additional Rent hereunder, for each.
Tax Year (as hereinafter defined) commencing as of July 1, 2005 and continuing for the balance of the Term, Subtenant covenants and agrees to pay to Sublandlord, Subtenant's Percentage (as hereinafter defined) of the amount by which Taxes (as defined in the Overlease, but as modified by Subsection 11(b)(4) below) exceeds Taxes, as finally determined, for the time period from July 1, 2004 to and including June 30, 2005 (such time period referred to herein as the "Base Year"). Notwithstanding the foregoing, in the event that the Subleased Premises are not delivered to Subtenant by April 1, 2005 in the condition required herein, then the Base Year shall be July 1,

2005 to and including June 30, 2006. For purposes of Section 11(B) of this Sublease, the term "Subtenant's Percentage" shall mean with respect to Taxes, Eight and Twenty-Seven One Hundredths (8.27%) percent of such Taxes. Subtenant's Percentage is calculated based on an agreed rentable square footage for the Subleased Premises of 18,267 and an agreed rentable square footage for the entire Building of 221,000.

(2)    All amounts due to Sublandlord pursuant to Section 11 (B)(1) shall be paid by Subtenant in the same manner based upon the same proof and shall otherwise be subject to the same provisions as set forth in Article 3 of the Overlease.

(3)    If the Expiration Date shall occur on a date other than June 30, any Additional Rent due under this Section 11(B) for the Tax Year in which such Expiration Date shall occur shall be apportioned on a per diem basis. In the event of termination of this Sublease, any Additional Rent due under this Section 11(B) shall be paid or adjusted within thirty (30) days of Sublandlord's statement to Subtenant. Subtenant shall be entitled to its proportionate share of any refunds (less its proportionate share of reasonable expenses), if any. For the purposes of this Sublease, "Tax Year" shall mean the fiscal year from July 1 to June 30. Sublandlord shall deliver a copy of the relevant statement of expenses upon written request by Subtenant; further, Sublandlord shall also provide Subtenant with reasonable proof of Base Year Taxes upon written request by Subtenant.
(4)    Sublandlord hereby represents to Subtenant that (i) the Building is affected by two separate Industrial Commercial Incentive Program ("ICIP") abatements; one in the amount of $15,300,000, and one in the amount of $1,800,000, and (ii) such ICIP benefits were granted and began at different times (i.e. - to Sublandlord's knowledge one year apart), however, each respectively provides an eight (8) year abatement against the Building's assessment in the full amount of the respective ICIP abatement with each such abatement phasing out 20% per year beginning in the ninth year. Notwithstanding anything to the contrary contained in this Sublease, in calculating Subtenant's Percentage of Taxes for the entire Term of the. Sublease, the Sublandlord shall calculate Subtenant's Percentage of Taxes in a manner which shall assume that each of such ICIP benefit grants has not phased out. In other words, (a) at all times including time during which the ICIP abatements phase out and/or when either or both have fiilly phased out, in calculating the amount to be paid by Subtenant on account of Subtenant's Percentage of Taxes, the full amount of the initial ICIP benefit grants (i.e. $17,100,000) shall be deducted from the then assessed value of the Building used to calculate the actual tax bill for the applicable fiscal tax period before applying the then applicable tax rate (and then multiplying by 0.0827, representing application of Subtenant's Percentage); and (b) Subtenant's Percentage of increases in Taxes above the Base Year shall not be affected by the loss of any ICIP benefits or abatements. Subtenant shall have the right (but not the obligation) to dispute Sublandlord's determination of Subtenant's Percentage of increases in Taxes above the Base Year upon written notice to Sublandlord within ninety (90) days of Sublandlord's determination of such amount, provided, however, the only basis on which Subtenant may bring such challenge is that the Sublandlord made a mathematical error in making the calculation, it being intended that the Subtenant shall not have the right to challenge (i) the percentage used in calculating Subtenant's Percentage of Taxes, (ii) the amount of the Taxes for the Base Year or (iii) the amount of the Taxes for any period after the Base Year.
(C)    [Intentionally Deleted].

(D)    Additional Charges. (1) Subtenant, at its sole cost and expense, shall pay any reasonable costs, charges, or other sums relating to, or incurred in connection with, Subtenant's use of the Subleased Premises and the providing of services in respect thereof (other than those services to be provided as expressly set forth herein or incorporated by reference in this Sublease - i.e. by way of illustration but not limitation extraordinary cleaning requirements, use of freight elevator other than as contemplated for move-in and move-out, overtime porter services), whether such sums are payable pursuant to the Overlease or the rules and regulations of the Building or otherwise. Any such additional charges shall be due and payable to Sublandlord within twenty (20) days of written demand. On request from Subtenant, Sublandlord will provide evidence reasonably adequate to substantiate the amounts demanded from Subtenant to the extent that such information is made available to Sublandlord from the managing agent for the Building of whom Sublandlord shall make demand and use commercially reasonable efforts to secure performance, provided, however, the request for such information shall not entitle the Subtenant to delay payment of any amounts of Additional Rent demanded by Sublandlord. Any mistakes in the calculation of the amount to be reimbursed, or any overpayment or underpayment, shall be reconciled promptly after receipt of any relevant information with any appropriate credit to Subtenant or amounts owed to Sublandlord to be made against the next installment(s) of Rent, in the case of a credit, or paid to Sublandlord within thirty (30) days of such reconciliation. In the event that the Subtenant is entitled to a credit against the Rent as described in the immediately preceding sentence and the amount of the credit exceeds the balance of the installments of Rent remaining under this Sublease, then any such excess shall be paid to Subtenant within thirty (30) days of such reconciliation.
(1)
(2)Subtenant's liability for the amounts due under this Article 11 with respect to the Term of this Sublease shall survive the expiratidn or sootier termination of this Sublease.

(3)In no event shall any adjustment of the payment made or to be made on account of the Additional Rent pursuant to this Article 11 result in a decrease in Fixed Rent, it being agreed that the payment of Additional Rent is an obligation supplemental to the obligation to pay Fixed Rent.

(4)Sublandlord's failure during the term of this Sublease to prepare and/or deliver, or any error made by Sublandlord in the preparation of, any statements or bills, or Sublandlord's failure to make a demand, under this Article 11, or any other provision of this Sublease, shall not in any way be deemed to be a waiver of, or cause Sublandlord to forfeit or surrender, its rights to collect any portion of Additional Rent or other charges which may have become due pursuant to this Sublease during the term of this Sublease.

(5)Subtenant shall pay (or reimburse Sublandlord if the same are levied against Sublandlord) before delinquency, any occupancy or rent tax which is required by law to be paid by a "tenant" or "other occupant" with respect to this Sublease or the Subleased Premises. If Subtenant is not required to pay such occupancy or rent tax, Subtenant shall pay (or reimburse Sublandlord if the same are levied against Sublandlord) before delinquency, Subtenant's proportionate share of any occupancy or rent tax which Sublandlord is required to pay with respect to the Overlease and attributable to the Subleased Premises, provided such amount payable is not in excess of the tax payable solely with respect to the Fixed Rent, Additional Rent and other charges payable under this Sublease. Subtenant shall also pay (or reimburse Sublandlord if the same are levied against Sublandlord) before delinquency, any and all ad valorem or other taxes, assessments, license fees and public charges levied or assessed against Subtenant's business in the Subleased Premises, Subtenant's fixtures, furnishings, furniture, equipment, supplies, signs, and any other personal property of Subtenant therein and the Leased Furniture.

(6)Sublandlord shall provide central mail services in the Building for mail distribution throughout the Building including the Subleased Premises. All deliveries to Subtenant must be made through the 4151 Street delivery entrance and made in compliance with Sublandlord's reasonable rules and regulations thereto. Sublandlord reserves the right to designate a different entrance for deliveries. All deliveries and mail addressed to Subtenant shall be sorted and delivered in the Building's central mailroom and delivered to Subtenant in accordance with Sublandlord's normal mailroom practices and procedures. Subtenant shall be permitted to use the Buildings central mailroom for Subtenant's outgoing mail and such actual postal charges shall be billed directly to Subtenant (unless previously stamped with postage upon deposit with mailroom).

(7)Subtenant shall make arrangements to be billed directly for all utilities servicing the Subleased Premises (with the exception of electricity, which is dealt with elsewhere in this Sublease, and water, heat, air conditioning and ventilation utilized during business hours).

(8)Subtenant shall be required to use the Sublandlord's security system, at no cost or expense, except for reasonable processing costs for keycards and/or maintenance.

(9)Subtenant's use of heating, ventilation and air conditioning during the business hours between 8:00 am and 7:00 pm on Business Days shall be included in Subtenant's Fixed Rent, provided, however, if Subtenant uses heating, ventilation and air conditioning at other times and/or other days, the direct costs thereof shall be Subtenant's responsibility. Sublandlord shall cause such services to be provided at all other times during the respective seasons therefor, other than 8:00am to 7:00pm on Business Days, provided Subtenant actually provides Sublandlord or a representative of Sublandlord designated for such purpose reasonable advance notice. If more than one tenant/subtenant requires and receives after-hours heating, ventilation and air conditioning, and there is concurrent use of elements of the heating, ventilation and air conditioning system as between Subtenant and such other user(s), the costs of such services shall be shared pro-rata between Subtenant and such tenant/subtenant. [Apparently, some or all of the elements of your HVAC system are for your exclusive use. Hence, the need for the revision.]

12    CONDITION OF SUBLEASED PREMISES. Subtenant acknowledges that it has had the opportunity to examine and inspect the Building and the building services and systems, the entire Subleased Premises and the furniture and fixtures therein and is fully familiar with the physical condition thereof. Subtenant agrees that Subtenant is leasing the Subleased Premises and the furniture (if any) and fixtures therein "as is", and that Sublandlord is not required to perform any work or expend any monies (other than as set forth in Paragraph 42 hereof) in order to make the Subleased Premises ready for Subtenant's occupancy. In making and executing this Sublease, Subtenant acknowledges that, other than as may be specifically set forth in this Sublease, Sublandlord has not made and does not make any representations or warranties as to the Building, the building services and systems, the air quality of the Building or the Subleased Premises, the physical condition of the Subleased Premises or fixtures therein and that Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made.

13    CONSENTS AND APPROVALS. In any instance when Sublandlord's consent or approval is required under this Sublease, Sublandlord's refusal to consent to or approve any matter or thing shall be deemed reasonable if, inter alia, such consent or approval has not been obtained from the Overlandlord and, provided that Sublandlord shall otherwise be willing to grant such consent or approval, Sublandlord shall use commercially reasonable efforts (which shall not include the requirement to pay costs, fees, expenses or expend sums, except to the extent specifically provided for in the Overlease; in which event, Subtenant shall pay same) to obtain the consent of the Overlandlord if such consent or approval is required under the Overlease. Sublandlord's failure to notify Subtenant of whether it will or will not consent to or approve any such matter or thing within the applicable time limits, if any, will not be deemed unduly delayed if, inter alia, such notification has not been received from the Overlandlord within such time limits and Sublandlord shall have used commercially reasonable efforts to obtain Overlandlord's consent as required herein. Except as expressly provided above, Sublandlord shall have no obligation to take any action or incur any cost or expense to compel the Overlandlord to consent to any matter or thing under the Overlease or as to this Sublease. In the event that Subtenant shall seek the approval by or consent of Sublandlord and Sublandlord shall fail or refuse to give such consent, except in instances wherein Sublandlord is adjudicated to have acted in bad faith (and such adjudication is final and no longer appealable), Subtenant shall not be entitled to any damages or abatement for any withholding or delay of such approval or consent by Sublandlord, it being agreed that Subtenant's sole remedy shall be an action for injunction or specific performance and that said remedy of an action for injunction or specific performance shall be available only in those cases where Sublandlord shall have expressly agreed in writing not to unreasonably withhold or delay its consent. Except in those instances in this Sublease wherein Sublandlord has expressly agreed not to unreasonably withhold or delay its consent, Sublandlord shall be entitled to grant or withhold its consent in its sole and absolute discretion. Except as otherwise provided herein, in the event of Sublandlord's failure to respond to a request for consent or approval within thirty (30) days of such request and the failure of Sublandlord to respond within ten (10) days of a second request for such consent or approval given after such thirty (30) day period (which second notice shall state in boldfaced type that it is a second notice and that failure to respond shall constitute consent or approval) then Sublandlord's consent or approval for the particular matter at issue shall be deemed to be given; provided, however, the foregoing shall not abrogate the need for the Overlandlord's consent in those instances where the Overlandlord's consent is necessary.
14.    NOTICES. All notices, consents, approvals, demands and requests
("Notices") which are required or desired to be given by either party to the other hereunder shall be in writing and shall be either delivered by hand, sent by recognized national overnight mail or courier service, or sent by United States registered or certified mail and deposited in a United States post office, return receipt requested and postage prepaid (except that rent notices may be sent by regular mail). Notices which are served upon Sublandlord or Subtenant in the manner provided herein shall be deemed to have been given or served for all purposes hereunder (0 with respect to hand delivery, on the date delivered or delivery is refused, (ii) with respect to recognized national overnight mail or courier service, on the next Business Day after the date deposited with the overnight mail service and (iii) with respect to registered or certified U.S. mail, on the third Business Day after being mailed with adequate postage as aforesaid. All notices to be given to Subtenant from and after the Commencement Date shall be addressed to Subtenant at its address set forth at the head of this Sublease. Copies of all notices to Subtenant (other than ordinary rent notices, as opposed to notices of default for failure to pay rent) shall also be given to Meltzer, Lippe, Goldstein & Breitstone, LLP, 190 Willis Avenue, Mineola, New York 11501, Attn: Gary Meltzer, Esq. All notices to be given to Sublandlord from and after the Conunencement Date shall be addressed to Sublandlord at the address set forth above Attn: Peter Strauss with a copy sent simultaneously to Clear Channel Entertainment, 2000 West Loop South, Houston, Texas 77207, Attention: Office of General Counsel. Each of Sublandlord and Subtenant may from time to time change the names and/or addresses to which notices to be given to them shall be addressed and sent as aforesaid, by designating such other names and/or addresses in a notice given in accordance with the provisions of this Article.
15    TERMINATION OF OVERLEASE. If for any reason the term of the Overlease shall terminate prior to the Expiration Date of this Sublease, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof; provided, however, that Sublandlord shall have the right to terminate the Overlease or consent to terminate the Overlease only so long as the Overlandlord shall permit Subtenant to remain in occupancy of the Subleased Premises pursuant to the then-executory provisions of this Sublease, except in those instances under the Overlease where the Overlease terminates by virtue of fire or other casualty or condemnation or taking in lieu thereof. If for any other reason the term of the Overlease shall terminate prior to the Expiration Date of this Sublease, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless (1) Subtenant is not in default in any of its obligations hereunder beyond any applicable grace or cure period therefor, and (ii) said termination shall have been effected because of the breach or default of Sublandlord under the Overlease. If pursuant to any provision of the Overlease the tenant thereunder shall have the right to terminate the Overlease prior to the expiration date of this Sublease, then Subtenant shall not have the right to terminate this Sublease solely by reason of such provision incorporated by reference herein. If pursuant to any provision of the Overlease as presently in effect the landlord thereunder shall have the right to terminate the Overlease prior to the Expiration Date of this Sublease, then, unless the Overlandlord shall elect to terminate the Overlease pursuant to such provision, Sublandlord shall not have the right to terminate this Sublease by reason of such provision incorporated by reference herein. If the Overlandlord shall elect to terminate the Overlease pursuant to any such provision,' Sublandlord shall promptly give notice thereof to Subtenant, and thii Sublease shall thereupon terminate on the date set forth in such notice with the same effect as if such date were the last day of the term of this Sublease, except as hereinafter provided. Subtenant agrees that in the event of a termination, re-entry or dispossess by Overlandlord under the terms of the Overlease, Overlandlord may, at its option, take over all of the right, title and interest of Sublandlord as Sublandlord hereunder, and, in such event, Subtenant shall, at the option of Overlandlord, atom to Overlandlord pursuant to the then-executory provisions of this Sublease.

16    ASSIGNMENT AND SUBLETTING. (a) Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest therein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person other than Subtenant without the consent of Sublandlord. Notwithstanding the foregoing, subject to the applicable provisions of the Overlease, if any, without the consent of Sublandlord but with 10 days prior written notice to Sublandlord before the effective date of such transaction, and provided that the assignee of this Sublease or a sub-subtenant of the Subleased Premises or a portion thereof (which portion shall contain no less than 5,000 rentable square feet), or the successor by merger shall have a tangible net worth (determined in accordance with GAAP) equal or greater than $10,000,000.00, Subtenant may (i) assign this Sublease or Sublet the entire Subleased Premises to (x) an affiliate, or (y) the purchaser of all or substantially all of the assets or beneficial ownership interests in Subtenant, or (ii) merge with another entity. No such assignment or sub-subletting shall serve to release the Subtenant, and no such assignment shall be deemed effective unless and until the assignee shall have executed and delivered a written assumption of the Subtenant's obligations under this Sublease for the benefit of Sublandlord, which assumption shall be in form and substance reasonably acceptable to Sublandlord (in the case of a merger, Sublandlord may require a written acknowledgement that the successor by merger is obligated for all of Subtenant's obligations hereunder by operation of law or otherwise).
(b)    If Subtenant shall desire to assign its interest in this Sublease or to sub-
sublet all or a portion of the Subleased Premises Subtenant shall submit to Sublandlord a written request for Sublandlord's consent to such assignment or subletting, which request shall be accompanied by the following information: (1) the name and address of the proposed assignee or sub-subtenant; (ii) the terms and conditions of the proposed assignment or sub-subletting; (iii) the nature and character of the business of the proposed assignee or sub-subtenant and its proposed use of the Subleased Premises; and (iv) current financial information and any other information Sublandlord may reasonably request with respect to the proposed assignee or sub-subtenant.
Should Subtenant request that Sublandlord consent to an assignment of this Sublease or sub-subletting of all or a portion of the Subleased Premises, any such request shall create an option for the benefit of Sublandlord to terminate this Sublease as to all the Subleased Premises with regard to a requested assignment or with regard to a requested sub-subletting of all of the Subleased Premises; with regard to a sub-subletting of less than all of the Subleased Premises, Sublandlord at its sole option may terminate this Sublease only as to the portion of the Subleased Premises to be covered by such sub-sublease or the whole of the Subleased Premises. Any such termination option shall be exercised by Sublandlord in writing within 30 days of receipt of Subtenant's written request to assign or sub-sublet. If Sublandlord elects to exercise its option to terminate with regard to all or portion of the Subleased Premises, such termination shall be effective upon the proposed effective date of the assignment or sub,subletting (but if such proposed effective date is more than 180 days after the request, then such termination shall nevertheless be effective on such 180th day); provided, if Subtenant's proposed effective date is less than 30 days after delivery to Sublandlord of the written request to assign or sub-sublet, then the effective date for a termination if exercised by Sublandlord shall be 30 days after delivery of Subtenant's request. If Sublandlord shall exercise its option to recapture and terminate with regard to less than the entirety of the Subleased Premises, rent due from and after the termination shall be adjusted as follows: Fixed Rent shall be reduced by an amount equal to a fraction, the numerator of which is the rentable square footage of the space recaptured and the denominator of which is 18,267 square feet (or, if a portion of the Subleased Premises was previously recaptured, the rentable square foot area of the . Subleased Premises at such time); and, payments of Additional Rent based upon "Subtenant's Percentage" shall be adjusted to an amount equal to a fraction, the numerator of which is the difference between 18,267 square feet (or, if a portion of the Subleased Premises was previously recaptured, the rentable square foot area of the Subleased Premises at such time) and the rentable square footage recaptured, and the denominator of which is the rentable square footage of the Building. Notwithstanding the foregoing, the right of recapture provided for under this Subsection 16(b) shall not apply to a transaction for which Sublandlord's consent is not necessary pursuant to the second to last sentence of Subsection 16(a) of this Sublease.
(c)    In event Sublandlord does not exercise its right of recapture pursuant to
Section 16(b) above, Sublandlord shall not unreasonably withhold, delay or condition its consent to a proposed assignment or sub-subletting for the use(s) permitted in this Sublease, provided that:
(1)Subtenant shall not then be in default hereunder beyond the expiration of any applicable notice and/or grace period;

(2)	the proposed assignee or sub-subtenant shall have a financial standing, be of a character, be engaged in a business, and propose to use the Subleased Premises, in a manner in keeping with the standards of the Building and the terms and provisions of the Overlease, provided, however, that if the proposed assignee or sublessee has a tangible net worth of $10,000,000 or more, then the financial standing of the assignee or sublessee shall not be a basis on which the Sublandlord may withhold its consent;

(1)the proposed assignee or sub-subtenant shall not then be a subtenant, sub-subtenant or assignee for any space in the Building, nor shall the proposed assignee or sub-subtenant be a person or entity with whom Sublandlord is then actively negotiating to sublease space in the Building, in each case if the Sublandlord has space available in the Building to sublease that is suitable and meets the criteria of such proposed subtenant or assignee;

(4)    the character of the business to be conducted in the Subleased Premises by the proposed assignee or sub-subtenant shall not be likely to substantially increase or burden the heating and ventilation system or other services or systems in the Building;

(5)    in case of a sub-subletting, the sub-subtenant shall be expressly subject to all of the obligations of Subtenant under this Sublease and the further condition and restriction that such sublease shall not be assigned, encumbered or otherwise transferred or the Subleased Premises further sub-sublet by the sub-subtenant in whole or in part, or any part thereof suffered or permitted by the sub-subtenant to be used or occupied by others, without the prior written consent of Sublandlord in each instance (subject, however, to the other provisions of this Sublease);

(6)    no subletting shall end later than one (1) day before the Expiration Date nor shall any subletting be for a term of less than one (1) year unless it commences less than one (1) year before the Expiration Date;

(7)    in the reasonable judgment of Sublandlord, the proposed assignee or sub-subtenant shall have the financial ability to perform the terms of the Sublease or the proposed sub-sublease, as applicable, subject to the provisions of Section 16 ( c) (2);

(8)    the proposed assignee or sub-subtenant shall not be a direct business competitor of the Sublandlord or its Affiliates which are then occupying space in the Building provided such restriction shall only relate to the existing lines of business of Sublandlord and its Affiliates on the date hereof; provided, however, an assignment or sub-sublease to a person or entity in the same line of business as the Subtenant named herein shall be permitted provided that such assignee or sub-subtenant is otherwise acceptable as provided herein; and

(9)    Subtenant shall reimburse Sublandlord on demand for any reasonable out-of-pocket costs, in the nature of attorneys' fee and disbursements that may be incurred by Sublandlord in connection with said assignment or sub-sublease.
The failure of Sublandlord to reply to a request under this Subsection 16(c) within thirty (30) days of Sublandlord's receipt of a written request hereunder shall be deemed Sublandlord's consent to such sub-sublease or assignment provided that Subtenant shall receive no response within three (3) Business Days of Sub landlord's receipt of a second notice notifying Sublandlord that it has failed to timely respond within the initial thirty (30) day period (as it may be extended as hereinafter provided in the case of a request for additional information), and making specific reference to this Subsection and the fact that Sublandlord's failure to respond within such three (3) Business Day period shall be deemed consent hereunder. Further, if after receipt of a request hereunder, Sublandlord shall make a reasonable request for additional relevant information or proof or information that is otherwise required to be provided pursuant to the terms of this Subsection, but was not provided in full, such initial thirty (30) day period shall not be deemed to run until such additional information has been received by Sublandlord, provided that Sublandlord made timely request for such information.

(d)    Subtenant shall deliver to Sublandlord a copy of each sub-sublease or assignment made hereunder within ten (10) days after the date of its execution. Subtenant shall remain fully liable for the performance of all of Subtenant's obligations hereunder notwithstanding any sub-subletting or assignment provided for herein and, without limiting the generality of the foregoing, shall remain fully responsible and liable to Sublandlord for all acts and omissions of any sub-subtenant; assignee or anyone claiming by, through or under any sub-subtenant or assignee which shall be in violation of any of the obligations of this Sublease, and any such violation shall be deemed to be a violation by Subtenant. Notwithstanding any assignment and assumption by the assignee of the obligations of Subtenant hereunder, Subtenant, and each immediate or remote successor in interest of Subtenant, shall remain liable jointly and severally (as a primary obligor) with its assignee and all subsequent assignees for the performance of Subtenant's obligations hereunder, and shall remain fully and directly responsible and liable to Sublandlord for all acts and omissions on the part of any assignee subsequent to it in violation of any of the obligations of this Sublease.

(e)    Notwithstanding anything to the contrary contained in this Sublease, no assignment of Subtenant's interest in this Sublease shall be binding upon Sublandlord unless the assignee shall execute and deliver to Sublandlord an agreement whereby such assignee agrees unconditionally to be bound by and to perform all of the obligations of Subtenant hereunder from and after the effective date of such assignment and further expressly agrees that notwithstanding such assignment the provisions of this Section 16 shall continue to be binding upon such assignee with respect to all future assignments and transfers. Every sub-subletting hereunder is subject to the express condition, and by accepting a sub-sublease hereunder each sub-subtenant shall be conclusively deemed to have agreed, that if this Sublease should be terminated prior to the Expiration Date or if Sublandlord should succeed to Subtenant's estate in the Subleased Premises, then at Sublandlord's election such sub-subtenant shall either surrender the Subleased Premises to Sublandlord within thirty (30) days of Sublandlord's request therefor, or shall attom to and recognize Sublandlord as such sub-subtenant's sub-sublandlord under such sub-sublease, and such sub-subtenant shall promptly execute and deliver any instrument Sublandlord may reasonably request to evidence such attornment.
(f)    In the event that Subtenant fails to execute and deliver any assignment or sublease to which Sublandlord consented under the provisions of this Section 16 within one hundred twenty (120) days after the giving of such consent, then Subtenant shall again comply with all of the provisions of this Section 16 before assigning its interest in this Sublease or sub-subletting the Subleased Premises.

(g)    The consent of Sublandlord to an assignment or a sub-subletting shall not relieve Subtenant from obtaining the express consent in writing of Sublandlord to any further assignment or sub-subletting; nor act in derogation of Sublandlord's rights pursuant to Section 16(b) hereof.

(h)    If Subtenant's interest in this Sublease be assigned, or if the Subleased Premises or any part thereof be sub-sublet or occupied by anyone other than Subtenant, Sublandlord may collect rent from the assignee, sub-subtenant or occupant and apply the net amount collected to all Fixed Rent and Additional Rent herein reserved, but no such assignment, sub-subletting, occupancy or collection shall be deemed a waiver of the provisions of this Section 16 or of any default hereunder or the acceptance of the assignee, sub-subtenant or occupant as Subtenant, or a release of Subtenant from the further observance or performance by Subtenant of all of the covenants, conditions, terms and provisions on the part of Subtenant to be performed or observed under and pursuant to this Sublease.

(i)    When permitted hereunder (if at all) and/or after obtaining Sublandlord's prior written consent, if Subtenant shall receive any consideration from its assignee, sub-subtenant or licensee for or in connection with the assignment of Subtenant's interest in this Sublease or the sub-subletting or occupancy of all or any part of the Subleased Premises, as the case may be (excluding sums paid for the sale or rental of Subtenant's equipment, furniture or other personal property to the extent such sale price or rental represents fair market value), or if Subtenant shall sub-sublet or otherwise permit occupancy of the Subleased Premises at a rental rate (including Additional Rent) or other periodic consideration (calculated on a per square foot basis) which shall exceed the Fixed Rent and Additional Rent then payable hereunder (calculated on a per square foot basis), Subtenant shall pay to Sublandlord, at Sublandlord's sole option, as Additional Rent hereunder, one-half of such excess consideration received by Subtenant or paid on its account. For the purpose of determining whether there is any excess consideration being paid with regard to any such assignment or sublet, Subtenant may deduct its reasonable out-of-pocket costs for commercially reasonable brokerage commissions, commercially reasonable costs of alterations, marketing and construction paid on account of such assignment or subletting and reasonable attorneys' fees and any other reasonable fees incurred in connection therewith as amortized over the term of the subject sub-sublease, or in the case of an assignment, over the balance of the Term of this Sublease.

(j)    In no event shall Subtenant publicly market the Subleased Premises for assignment or sub-sublease at rates lower than those then being offered by Sublandlord for comparable space in the Building.
17.    INSURANCE.
(A)    Insurance Policies. Subtenant shall maintain throughout the
Term of this Sublease commercial general liability insurance on an occurrence basis in respect of the Subleased Premises and the conduct and operation of business therein, with Sublandlord and the Overlandlord named as additional insured, with limits of Five Million and 00/100 ($5,000,000.00) Dollars combined single limit for bodily injury or death or for property damage, including water damage legal liability, arising out of any one occurrence or accident. Subtenant shall also obtain casualty insurance covering all tenant improvements, furniture, fixtures, furnishings, business equipment and contents of the Subleased Premises, including without limitation, the furniture systems owned by Sublandlord and made available for Subtenant's use as more fully set forth herein, to the extent of their full insurable value and with a replacement cost endorsement. Subtenant shall deliver to Sublandlord a policy or certificate of insurance prior to the Commencement Date, and the Sublandlord and the Overlandlord shall be named as an additional insured with respect to the policies of liability insurance required hereunder and Sublandlord shall be named as an additional insured with respect to the casualty insurance policy required to be maintained. Subtenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Subtenant shall deliver to Sublandlord and the Overlandlord such renewal policy or certificate of insurance at least thirty (30) days before the expiration of any existing policy. All such policies shall be issued by reputable companies licensed to do business in the State of New York which are reasonably acceptable to Sublandlord, and all such policies shall contain a provision whereby the same cannot be canceled unless Sublandlord and the Overlandlord are given at least thirty (30) days' prior written notice of such cancellation or modification. Such policies shall be reasonably satisfactory to Sublandlord and Sublandlord may require that the limits of liability on the commercial general liability policy required hereunder be increased from time to time, but not more frequently than every three (3) years .to an amount which is reasonably satisfactory to Sublandlord and which is consistent with that required of tenants in comparable first class office buildings in the Times Square area of New York City (i.e. 3 and 5 Times Square),

(B) Releases. Subtenant hereby releases the Overlandlord or anyone claiming through or under the Overlandlord, and such other parties claiming through or under the Overlandlord, including, without limitation, Sublandlord, by way of subrogation or otherwise to the extent that Sublandlord released the Overlandlord and such other parties claiming through or under the Overlandlord and/or the Overlandlord and such other parties claiming through or under the Overlandlord was relieved of liability or responsibility pursuant to Section 9.04 of the Overlease, and Subtenant will cause its insurance carriers to include any clauses or endorsements in favor of the Overlandlord which Sublandlord is required to provide pursuant to the provisions of the Overlease.

18.    ESTOPPEL CERTIFICATES. Subtenant and Sublandlord shall, as soon as reasonably practical, but, in any event, within twenty (20) days after each and every request by the other party, execute, acknowledge and deliver a statement in writing (i) certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), (ii) specifying the dates to which the Fixed Rent and Additional Rent have been paid, and (iii) stating whether or not, to its best knowledge, the other party is in default in performance or observance of its obligations under this Sublease, and, if so, specifying each such default. Any such statement delivered pursuant to this Section 18 may be relied upon by .the requesting party and by any prospective assignee or transferee of the requesting party's interests in the Subleased Premises or any part thereof and the Overlandlord.

19.    ALTERATIONS. (a) Subtenant shall not make or cause, suffer or permit the making of any non-structural alteration, addition, change, replacement, installation or addition in or to the Subleased Premises other than moving furniture and installing other furniture, furnishings and trade fixtures which are not affixed to the Subleased Premises without obtaining the prior written consent of Sublandlord in each instance and, if required pursuant to the Overlease, the consent of the Overlandlord. Such consent by Sublandlord shall not be unreasonably withheld, conditioned or delayed. Subtenant shall not make or cause, suffer or permit the making of any structural alteration, addition, change, replacement, installation or addition in or to the Subleased Premises at any time without the prior written consent of the Overlandlord and Sublandlord in each instance (which consent from Sublandlord shall be at its sole discretion). Provided Sublandlord shall have provided its consent to such alterations, Sublandlord shall use reasonable efforts to obtain the consent of the Overlandlord, if required, as determined by Sublandlord, at Subtenant's sole reasonable cost and expense. Any such alteration, change, replacement, installation or addition shall be made only in strict accordance with the terms, conditions and provisions of the Overlease and the following: (i) Sublandlord's review and reasonable approval of the plans and specifications therefor, (ii) Subtenant's compliance with the other provisions of this Section 19 and those provisions of the Overlease which are incorporated herein and applicable to such an alteration or which arc otherwise applicable to such alteration, (iii) such alterations being constructed consistent with the Building standard utilizing finishes and materials substantially similar to those existing in the Subleased Premises as of the date hereof, (iv) Sublandlord's approval of Subtenant's contractor, which approval will not be unreasonably withheld, it being agreed that the list of contractors attached hereto as Exhibit F is hereby approved by Sublandlord subject to the Sublandlord's right and privilege to rescind such approval for one or more of the contractors on such list in Sublandlord's reasonable discretion from time to time, provided that the Sublandlord shall not be entitled to rescind the approval of a contractor during a project once the Subtenant shall have selected such contractor for such project although after the Initial Alterations, it shall be the obligation of Subtenant to inquire of Sublandlord whether approval of any of the contractors on Exhibit F, or any contractors subsequently approved by Sublandlord, shall have been rescinded before Subtenant shall have selected a contractor for performing any alterations; Subtenant acknowledges that the approval by Sublandlord of any such contractor shall not (a) be a representation or warranty of the quality of the work of such contractor either to date or in connection with work being undertaken by Subtenant or of the reliability of such contractor, (b) preclude Sublandlord from rejecting any work performed by them which does not conform with the requirements of this Agreement or (c) otherwise excuse the Subtenant from performing the Initial Alterations or any subsequent alterations in accordance with the standards and requirements contained in this Agreement; (v) the restriction that all alterations shall comply strictly with the limitations and rules and regulations imposed by virtue of the fact that the Building is entitled to historic preservation tax credits, and (vi) reimbursement to Sublandlord of its reasonable and actual out-of-pocket costs and expenses in the event the Sublandlord determines in its commercially reasonable judgment that Subtenant's plans and specifications for such alteration or its applications for permits ought to be reviewed by outside professionals. In no event shall the Subtenant be entitled to tint the windows of the Subleased Premises. Any such alteration, addition, change, replacement, installation or addition shall, upon installation, become the property of Sublandlord and shall be surrendered with the Subleased Premises upon the expiration or earlier termination of this Sublease, unless Sublandlord shall notify Subtenant to remove same; provided that Subtenant shall not be obligated to remove alterations done to the Building standard utilizing finishes and materials substantially similar to those existing in the Subleased Premises as of the date hereof, and with regard to those alterations which are not standard, Sublandlord must notify Subtenant as of the time of Sublandlord's consent whether the same must be removed at the end of the Term or the earlier termination of this Sublease; provided, further, that Subtenant shall have the right to remove its movable furniture, fixtures, furnishings and equipment (excluding, however, all furniture, fixtures, furnishings and equipment and other personal property delivered with possession upon the Commencement Date) upon the expiration or earlier termination of this Sublease. Sublandlord shall not charge to Subtenant a supervisory fee associated with Subtenant's current or future alterations. Notwithstanding the foregoing, no consent shall be required for decorative alterations in the nature of painting, wallcoverings or carpeting or for nonstructural alterations which (x) do not cost more than $5,000 in the aggregate during any six (6) month period and (y) do not involve any electrical, mechanical, heating, ventilation, air conditioning, life safety or plumbing elements of the Subleased Premises or the Building.
(b) Provided the requested alteration (including the Initial Alterations), addition, change, replacement, or installation is non-structural in nature and does not materially impact the Building systems, the failure of Sublandlord to reply to a request under Subsection 19(a) within twenty (20) days of Sublandlord's receipt of a written request hereunder (and seven [7] days on a resubmission of plans after Sublandlord shall have first responded thereto) shall be deemed Sublandlord's consent to such alteration, addition, change, replacement, or installation provided that Subtenant shall receive no response within three (3) Business Days of Sublandlord's receipt of a second notice notifying Sublandlord that it has failed to timely respond within the initial twenty (20) day period (or seven [7] days on a resubmission), and making specific reference to.

this Subsection and the fact that Sublandlord's failure to respond within such three (3) Business Day period shall be deemed consent hereunder. Further, if after receipt of a request hereunder, Sublandlord shall make a reasonable request for additional relevant information, or proof or information that is otherwise required to be provided pursuant to the terms of this Section, but was not provided in full, such initial twenty (20) day period shall not be deemed to run until such additional information has been received by Sublandlord.
(c) Subject to the terms of this Section 19 and the other provisions of this Sublease, Subtenant agrees that it shall undertake and complete a first-class build out of the Subleased Premises. Attached hereto as Exhibit E is a schematic space plan that is acceptable to Sublandlord, provided that the approval of such schematic space plan shall not negate, abrogate or obviate the Subtenant's obligations to provide detailed design and construction drawings for Sublandlord's approval as otherwise provided in this Sublease.

20    DEFAULT BY SUBTENANT, The following shall constitute a default by Subtenant hereunder: (i) any failure of Subtenant to pay any Fixed Rent, Additional Rent or other charges payable hereunder within five (5) Business Days after notice of such failure in payment shall have been given to Subtenant; or (ii) any failure of Subtenant to perform any other of the terms, covenants or conditions of this Sublease (including those incorporated herein by reference and except those otherwise identified in this Section 20) to be observed or performed by Subtenant for more than twenty (20) days after written notice of such default shall have been served upon Subtenant, or any sooner time otherwise specifically set forth in any provision of this Sublease (including, without limitation, any provision incorporated by reference, as same may be modified by Article 3 hereof), or, if such default cannot reasonably be cured within such period of twenty (20) days, if Subtenant shall not have commenced the cure thereof within such period of time and shall not be proceeding with due diligence and good faith to cure same (so long as such default is cured before the event resulting in such default causes a default by the tenant under the Overlease); or (iii) Intentionally Omitted; or (iv) if by operation of law or otherwise, any interest of Subtenant in or to the Subleased Premises or in or to this Sublease shall pass to another and not revert to Subtenant within twenty (20) days, except for transfers of such interests expressly permitted in Section 16 (a) hereunder; or (v) if Subtenant shall make an assignment of all or a portion of its property for the benefit of creditors, or file a petition in bankruptcy or insolvency or for reorganization or arrangement or for the appointment of a receiver of all or a portion of its property; or if Subtenant shall have filed against it a petition in bankruptcy or insolvency or for reorganization or arrangement or for the appointment of a receiver of all or a portion of its property and such petition shall not be vacated or withdrawn within sixty (60) days after the date of filing thereof; or if a permanent receiver shall be appointed for all or, a portion of the property of Subtenant. In case of any default hereunder, then, in addition to all other remedies (including those incorporated herein by reference) available to Sublandlord, Sublandlord shall have the right to terminate this Sublease on three (3) days' prior written notice to Subtenant, upon which Sublandlord shall have the immediate right of re-entry and may remove all persons and property from the Subleased Premises by summary proceedings.

21    RIGHT TO CURE SUBTENANT'S DEFAULTS. If Subtenant shall at any time fail to make any payment or perform any other obligation of Subtenant hereunder, then Sublandlord shall have the right, but not the obligation, after the lesser of five (5) Business Days' written notice to Subtenant or the time within which the Overlandlord may act on Sublandlord's behalf under the Overlease, or without notice to Subtenant in the case of any emergency, and without waiving or releasing Subtenant from any obligations of Subtenant hereunder, to make such payment or perform such other obligation of Subtenant in such manner and to such extent as Sublandlord shall deem necessary, and in exercising any such right, to pay any reasonable incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys' fees and disbursements. Subtenant shall pay to Sublandlord not more than fifteen (15) days from written demand all sums so paid by Sublandlord and all necessary reasonable incidental costs and expenses of Sublandlord in connection therewith, together with interest thereon at the rate of one and one-half percent (1-1/2%) per calendar month or any part thereof (or the then maximum lawful interest rate, whichever shall be less), from the date of the making of such expenditures.

22.    BROKERAGE. Sublandlord and Subtenant represent to each other that they have dealt with no broker, finder or other similar person in bringing about. this Sublease other than Newmark & Company Real Estate, Inc. (collectively, the "Broke?'). Sublandlord and Subtenant agree to indemnify, defend and hold harmless, the other from and against any claims made by any broker, finder or other person for a brokerage commission, finder's fee, or similar compensation other than the Broker, by reason of or in connection with this Sublease, and any loss, liability, damage, cost and expense (including, without limitation, reasonable attorneys' fees and disbursements or the reasonable value of legal services rendered by Sublandlord on behalf of itself in connection with such claims) in the event the representation set forth above and made by such party shall be untrue. Sublandlord shall pay all fees or commissions due and owing to the Broker.

23.    LIABILITY OF SUBLANDLORD. Subtenant shall look only to Sublandlord's estate and interest in the Building (or the proceeds thereof) for the satisfaction of Subtenant's remedies or for the collection of any judgment (or other judicial process) in the event of any default by Sublandlord under this Sublease. Subtenant shall not look to any other property or assets of Sublandlord or the partners of Sublandlord, nor shall any of Sublandlord, its affiliates or the shareholders, officers or directors of Sublandlord be subject to levy, execution or other enforcement procedure for the satisfaction of Subtenant's remedies under or with respect to this Sublease, the relationship of Sublandlord and Subtenant hereunder or Subtenant's use and occupancy of the Subleased Premises, nor shall anything contained in this Sublease be construed to permit Subtenant to offset any claim or sum against any Fixed Rent, Additional Rent or other charge due hereunder. Notwithstanding the foregoing, if and to the extent that the Subtenant obtains a final nonappealable judgment for damages against the Sublandlord, the amount of such judgment may be set off against the next installment(s) of Fixed Rent and Additional Rent coming due under the Sublease. If the Sublease is terminated or expires through no fault of the Subtenant, such as, for example, as a result of a taking in condemnation, or casualty, and if at that time there remains any unsatisfied judgment held by the Subtenant against the Sublandlord, then the limit of liability set forth in the preceding sentences of this paragraph 23 shall not apply to the amount of such unsatisfied judgment and Sublandlord shall pay the amount of such unsatisfied judgment within thirty (30) days of such termination or expiration.. If at any time any windows of the Subleased Premises are closed, darkened or obstructed for any reason whatsoever, including but not limited to Sublandlord's own acts, Sublandlord shall not be liable for any damage Subtenant may sustain thereby and Subtenant shall not be entitled to any compensation therefor nor abatement or diminution of Fixed Rent or any item of Additional Rent or other charge or expense hereunder nor shall the same release Subtenant from its obligations hereunder nor constitute an eviction

24.    WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM. Subtenant and Sublandlord hereby waive all right to trial by jury in any summary or other action, proceeding or counterclaim arising out of or in any way connected with (a) this Sublease, (b) the relationship of Sublandlord and Subtenant, (c) the Subleased Premises or the use and occupancy thereof, and (d) any claim of injury or damages in connection therewith. Subtenant also hereby waives all rights to assert or interpose a counterclaim (excepting compulsory counterclaims) in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises.
25.    NO WAIVER, The failure of either party to insist in any one or more cases upon the strict performance or observance of any obligation of the other party hereunder or to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future of any such obligation of the other party or any right or option of such party. Sublandlord's receipt and acceptance of Fixed Rent or Additional Rent, or Sublandlord's acceptance of performance of any other obligation by Subtenant, with knowledge of Subtenant's breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by Sublandlord or Subtenant of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by the patty making such waiver.

26.    COMPLETE AGREEMENT. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease, which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties.

27.    SUCCESSORS AND ASSIGNS. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective legal representatives and successors and permitted assigns. In the event of any assignment or transfer of Sublandlord's interest under the Overlease, the transferor or assignor, as the case may be, shall be and hereby is entirely relieved and freed of all obligations under this Sublease, accruing from and after the date of such transfer, and provided that the assignee or transferee assumes all such obligations (in writing), and provided further that the Sublandlord shall only be relieved of its responsibility for the security provided by Subtenant under this Sublease only when it shall have been transferred to its successor or assign.

28.    INTERPRETATION. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of New York. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided, All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word "person" as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

29.    SECURITY.
(a)    In lieu of the cash security deposit, Subtenant has provided and is obligated to provide and shall thereafter, except as otherwise provided herein, maintain in effect at all times during the term hereof, a clean, irrevocable letter of credit in the amount of $700,000 and otherwise in form and substance reasonably satisfactory to Sublandlord, (provided that the form of such letter of credit in substitution of that originally delivered shall be delivered to and approved by Sublandlord in draft form prior to its issuance), issued by a commercial bank reasonably satisfactory to Sublandlord and having its principal place of business or its duly licensed branch or agency in the State of New York. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Sublandlord given by certified or registered mail, return receipt requested not leis than thirty (30) days prior to the expiration thereof. Except as otherwise provided in this Section 29, Subtenant shall, throughout the term of this Sublease deliver to Sublandlord, in. the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is hereinafter referred to as a "Security Letter") no later than thirty (30) days prior to the expiration date of the preceding Security Letter. The term of each such Security Letter shall be not less than one (1) year and shall be automatically renewable from year to year as aforesaid. If Subtenant shall fail to obtain any replacements of a Security Letter within the time limits set forth in this Section 29(a), Sublandlord may draw down the full amount of the existing Security Letter and retain the same as cash security hereunder as hereafter provided. Subtenant shall have the right to substitute for any Security Letter then being held by Sublandlord a substitute Security Letter which satisfies all of the requirements of this Section 29(a), provided that Sublandlord shall not be obligated to relinquish the Security Letter then being held by Sublandlord until such new Security Letter has been delivered to Sublandlord. Should Sublandlord be entitled to draw upon a Security Letter, the proceeds thereof may be applied to the same extent as if a cash security deposit had been posted. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, for the first five (5) years of payment of Fixed Rent and Additional Rent hereunder, without being in default of any monetary or any material non-monetary obligation of Subtenant hereunder (irrespective of whether any applicable grace or cure period shall have expired in connection with such default, provided however, Subtenant's failure to pay any monetary or material non-monetary obligation on time once during each 12 consecutive month period during the term, provided that such failure does not continue beyond any applicable grace or cure period, shall not negate the right to reduce the security hereinafter set forth in this Section 29), then the Subtenant shall be entitled to the reduction by $275,292,25 of such security (the "First Security Reduction") resulting in the security being reduced to $424,707.75, provided, however, if the guarantor identified in Section 29 (f) elects to relieve itself of its obligations under the guaranty by providing additional security, then the additional security so provided shall also be returned as part of the First Security Reduction. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, for the first seven (7) years of payment of Fixed Rent and. Additional Rent hereunder, without being in default of any monetary or any material non-monetary obligation of Subtenant hereunder (irrespective of whether any applicable grace or cure period shall have expired in connection with such default), then the Subtenant shall be entitled to the reduction by an additional $127,869.00 of such security (the "Second Security Reduction") resulting in the security being reduced to $296,838.75. The First Security Reduction and the Second Security Reduction on the terms and conditions set forth above may be effected through a substitute Security Letter or the amendment of the Security Letter then being held by Sublandlord.

(b)    In the event that the Sublandlord elects to draw down on the Security Letter in connection with Subtenant's default under the Sublease or the failure to provide a renewal Security Letter as provided herein or the failure to provide additional security as provided herein, then the security or the balance thereof not applied as provided herein or as provided under applicable law or equity shall be held as a cash security until such time as a substitute Security Letter is provided, which substitute Security Letter shall be provided within ten (10) clays of Sublandlord so drawing down on the Security Letter. Such cash security shall be held by Sublandlord in a segregated interest bearing account (or sub-account) subject to the right to apply same as provided herein in respect of the Security Letter or as provided at law or in equity and, (interest earned, after deduction of permitted statutory administration fees shall, provided Subtenant is not then in default under the terms of this Sublease, be paid to Subtenant not more frequently than annually from Subtenant to Sublandlord).

(c)    It is agreed that in the event Subtenant defaults (beyond any applicable notice and/or grace period) in respect of any of the terms, provisions and conditions of this Sublease, including, but not limited to, the payment of Fixed Rent and/or Additional Rent, Sublandlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Fixed Rent and/or Additional Rent and/or any other sum as to which Subtenant is in default (beyond any applicable notice and/or grace period) or for any sum which Sublandlord may expend and/or may be required to expend by reason of Subtenant's default (beyond any applicable notice and/or grace period) in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in the re-letting of the Subleased Premises whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord and/or the reasonable costs of enforcement of this Sublease incurred by Sublandlord. If any such portion of the security is used by Sublandlord, then the Subtenant shall within ten (10) days after such event, provide an additional Security. Letter representing the portion of the security so applied so that, at all times during the Term, Sublandlord shall have as security the full amount provided for herein.

(d)    In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the security shall be returned to Subtenant promptly after the date fixed as the end of the Sublease and after delivery of legal possession of the entire Subleased Premises (and the furniture and fixtures described in Section 35 of this Sublease) to Sublandlord in the condition required pursuant to the terms of this Sublease. In the event of a sale or other transfer of the Overlease or master leasing of the Building, of which the Subleased Premises form a part, Sublandlord shall transfer the security to the vendee or lessee and Sublandlord shall thereupon be released by Subtenant from all liability for the return of such security and Subtenant agrees to look solely to the new Sublandlord for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Sublandlord. Subtenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(e)    In the event of a sale, transfer or assignment of the Overlease, Sublandlord shall have the right to require Subtenant to deliver a replacement Security Letter naming the new Sublandlord as beneficiary and, if Subtenant shall fail to timely deliver the same within ten (10) Business Days after written request therefor, to draw down the existing Security Letter and retain the proceeds as security hereunder until a replacement Security Letter is delivered. Subtenant hereby acknowledges and agrees that in connection with any transfer by

Sublandlord or its successors or assigns hereunder of Sublandlord's interest in the Security Letter delivered by Subtenant pursuant to this Section 29, Subtenant shall be solely liable to pay any transfer fees charged by the issuing bank to Sublandlord or the transferee in connection with any such transfer of the Security Letter, as Additional Rent hereunder, within twenty (20) days after delivery to Subtenant of an invoice therefor.
(f)    It is understood and agreed that to the extent Sublandlord is not then entitled to a portion of the security deposit or to draw on and keep all or a portion of the proceeds of a Security Letter as a result of the occurrence of an event of default or breach under the terms of this Sublease (beyond applicable notice and/or grace periods), in the event of the bankruptcy of the Sublandlord, the remaining security deposit or Security Letter, as the case may be, shall not be deemed a part of the estate in bankruptcy. Nothing contained in this Subsection 29 (e) shall serve to abrogate, modify or limit the Sublandlord's right to use, apply and/or retain such security in the absence of a bankruptcy by Sublandlord (or to the extent Sublandlord was entitled to all or a portion of such security immediately prior to commencement of a bankruptcy proceeding).
(g)    As additional security for the payment and performance of Subtenant's obligations hereunder, Subtenant is providing a guaranty from Quince Associates, LP (the "Guarantor") in the form attached hereto as Exhibit C and made a part hereof. Subtenant recognizes that Sublandlord would not have entered into this Sublease without such guaranty. In the event that the guarantor thereunder elects to be relieved of its obligations under such guaranty by providing additional security, then Sublandlord agrees to accept such additional security as provided therein and above.

30.    POSSESSION. If Sublandlord is unable to give possession of the Subleased Premises on the Commencement Date due to fire or other casualty, Sublandlord shall not be subject to any liability for failure to give possession on said date, except as provided in paragraph 11 (13) hereof, and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the Term of this Sublease, but, provided Subtenant is not responsible for the inability to obtain possession, the rent payable hereunder shall be abated until after Sublandlord shall have given written notice that the Sublandlord is able to deliver possession as required by the terms of this Sublease. The provisions of this Article are intended to constitute "an express agreement to the contrary" within the meaning of Section 223-a of the Real Property Law.

31.    INDEMNIFICATION OF SUBTENANT. Wherever in the Overlease it is provided that the Overlandlord shall indemnify and/or hold harmless the tenant thereunder, then, for purposes of incorporation by reference herein, Sublandlord shall indemnify and/or hold harmless Subtenant only if, as and when and to the extent Sublandlord shall actually receive any monies, deductions, abatements or setoffs from the Overlandlord by reason of such indemnity or hold harmless agreement, and then only after deducting the reasonable costs, including, without limitation, reasonable attorneys' fees and disbursements (and/or the reasonable value of legal services rendered by Sublandlord on behalf of itself in the case where a sophisticated tenant would have incurred outside attorneys' fees), incurred by Sublandlord in obtaining same, which net amounts shall be shared by Sublandlord, any other occupant of the Premises and Subtenant in proportion to each party's actual damages incurred by each of them by reason of the act or omission giving rise to the payment of such monies, deductions, abatements or setoffs. The provisions of the foregoing sentence shall not be construed to limit or release Sublandlord's liability under such indemnity provisions for the wrongful acts or omissions of Sublandlord and its officers, directors, agents and employees. Wherever in the Overlease it is provided that the landlord thereunder shall pay to the tenant thereunder any sums received by the landlord thereunder as proceeds of any insurance policies, then, for purposes of incorporation by reference herein, Sublandlord shall pay such proceeds to Subtenant only if; as and when and to the extent that Sublandlord shall actually receive such proceeds from the landlord under the Overlease, and then only after deducting the reasonable costs, including, without limitation, reasonable attorneys' fees and disbursements (and/or the reasonable value of legal services rendered by Sublandlord on behalf of itself in the case where a sophisticated tenant would have incurred outside attorneys' fees) incurred by Sublandlord in obtaining same, which net proceeds shall be shared by Sublandlord, any other occupant of the Premises and Subtenant in proportion to each party's actual damages incurred by each of them by reason of the act or omission giving rise to such insurance proceeds. In all events no such monies, deductions, setoffs or insurance proceeds shall be paid to Subtenant in excess of the loss or damage actually incurred by Subtenant.

32.    EXECUTION. This Sublease shall not become binding upon Sublandlord or Subtenant, and Subtenant shall have no rights with respect to the Subleased Premises for any period on or after the Commencement Date, either pursuant hereto or otherwise, unless and until Sublandlord and Subtenant shall each have executed and delivered a fully executed copy of this Sublease to each other. Notwithstanding the foregoing, this Sublease may be executed in multiple counterparts which, when taken together, shall be deemed to constitute one and the same instrument.

32.    STATUS OF SUBTENANT. Subtenant hereby represents and warrants to Sublandlord: (i) that it is a duly organized and validly existing corporation under the laws of the State of Delaware; (ii) the Subtenant's and Guarantor's financial statements provided to Sublandlord are true, complete, correct and accurate in all material respects; (iii) the obligations to be performed by Subtenant hereunder have been duly authorized by Subtenant by all requisite action and in accordance with its organizational documents and [operating agreements/by-laws]; and (iv) this Sublease is valid and binding against the Subtenant in all respects. The individual signing this Sublease on behalf of Subtenant hereby represents and warrants to Sublandlord that such individual has the power and authority to bind Subtenant to all of the terms hereof This Sublease shall be interpreted and enforced under the laws of the State of New York. Subtenant does hereby agree to be subject to the jurisdiction and to the venue of the courts of the State of New York or the federal district court for the Southern District of New York for any action, suit or proceeding relating to this Sublease, and that service may be made upon Subtenant in accordance with the Notice provisions of this Sublease.

33.    RELOCATION. Subject to the following terms and provisions, Sublandlord shall have the right, at Sublandlord's sole option, to relocate Subtenant to comparable office space within the Building: (a) such relocation space shall be on a floor or floors within the Building above the 4th floor which is functionally equivalent in terms of layout, (b) such relocation shall be effectuated at Sublandlord's sole cost and expense (including without limitation Subtenant's reasonable direct business expenses relating to the moving process- Le„ telephone service, internet connection system, mailings, notices and the like), (c) Sublandlord will provide Subtenant with at least 60 days prior written notice, the move shall be done in a manner to minimize interference with Subtenant's business and, at Subtenant's request, on a single weekend, (d) the relocation space shall be of at least equal quality and finish as the Subleased Premises with comparable furniture to the furniture furnished hereunder as of that date, (e) the right of relocation shall be permitted only once during the Term, and (f) to the extent the relocation space shall have the same or greater rentable square footage, and the Fixed Rent and Additional Rent shall remain the same; provided, however, the rentable square footage for the relocation space may be reduced by not more than 10% and in such event the Fixed Rent and

Additional Rent shall be equitably reduced based upon the decrease in rentable square footage as compared to 18,267.

35.    FURNITURE. Subtenant acknowledges that Sublandlord shall deliver possession of the Subleased Premises with the furniture (some of which is disassembled) identified on the furniture list attached as Exhibit B hereto ("Leased Furniture"), exclusive of Sublandlord's trade fixtures, business equipment, computer systems, and telephone system and employee's furnishings, except as otherwise expressly provided in this Sublease. The Leased Furniture will remain the property of Sublandlord at all times. Upon the Expiration Date, or the earlier termination of this Sublease, it shall be Subtenant's obligation to remove Subtenant's other furniture, fixtures, business equipment and employee possessions (i.e. other than the Leased Furniture) from the Subleased Premises and to deliver the Subleased Premises and Leased Furniture in its present condition and repair, subject to ordinary wear and tear (and damage by fire or other casualty excepted if Subtenant has properly insured same and provided the proceeds of such coverage are paid over to the Sublandlord at the expiration or sooner termination of this Sublease, unless Subtenant has used such proceeds to replace such furniture), in broom clean condition, and free of other personal property and debris. Sublandlord has not and does not now make any representations or warranties, express or implied, with regard to the Leased Furniture and the Subtenant agrees to accept same in its present "as is" condition, subject to ordinary wear and tear between the date hereof and the Commencement Date. Subtenant shall not dismantle and/or remove the furniture provided hereunder except with Sublandlord's consent (and if consent is so granted the same shall be stored and insured as reasonably required by Sublandlord at Subtenant's cost and expense); provided, however, if within sixty (60) days of the full execution and delivery of this Sublease, Subtenant shall request that not more than 10% of the furniture be removed, the same shall be stored or disposed of at Sublandlord's cost and expense (in which event, Subtenant will not have an obligation to return or maintain such furniture during the term; nor will Sublandlord have an obligation to reinstall it). Sublandlord shall not have any obligation to remove and store Leased Furniture during the prosecution of the Initial Alterations, except for the furniture which Subtenant may request to be permanently removed as provided in the immediately preceding sentence.

36.    SIGNAGE. Except to the extent provided to other subtenants of the Building (which presently includes a placard at the security desk), Subtenant shall not be entitled to signage in the Building lobby; provided, however, with the prior written consent of Sublandlord, not to be unreasonably withheld, conditioned or delayed, Subtenant may place a sign in the elevator lobbies of the 3m and 4th floors of the Building identifying Subtenant's presence on those floors in compliance with all applicable laws and consistent with the character and finish of the Building's interiors (which sign will be removed and any damage repaired at Subtenant's sole cost and expense upon the Expiration Date or earlier termination of this Sublease). Notwithstanding the foregoing, if and to the extent other subtenants of the Building that are not Affiliates of Sublandlord are provided signage in the lobby, Subtenant will be provided with similar signage.

37.    HOLDOVER. Supplementing and modifying Article 34 of the Overlease which is incorporated in this Sublease by reference pursuant to Section 3(a) of this Sublease, in addition to and not in limitation of any and all rights and remedies Sublandlord shall have in the event of a holdover by Subtenant beyond the Expiration Date or earlier termination of this Sublease, Subtenant shall be liable to Sublandlord for any direct consequential losses, damages, claims, costs, fees and/or expenses occasioned as a result of Subtenant remaining in possession.

38.    RULES AND REGULATIONS. At any time and from time to time, Sublandlord shall have the right upon reasonable prior notice to Subtenant to institute reasonable rules and regulations governing the use and occupancy of the Subleased Premises and the common areas of the Building to which Subtenant has access, the use of the Building Systems and the use of vendors servicing Subtenant; provided all such rules shall be enforced in a non-discriminatory manner against all other subtenants of the Building who are not Affiliates of Sublandlord. Sublandlord covenants that the initial rules and regulations will be substantially comparable with those of other first class office buildings in the Times Square area (i.e. 3 and 5 Times Square). Sublandlord represents that, except for those rules and regulations contained in Exhibit E of the Overlease as incorporated herein by reference, there are presently no such rules and regulations in existence with respect to the Building and Sublandlord shall give Subtenant at least ten (10) days notice of the implementation of any such rules or regulations.

39.    QUIET ENJOYMENT. Sublandlord covenants that during the Term of this Sublease, Subtenant shall have quiet and peaceable possession of the Subleased Premises, without hindrance or molestation by Sublandlord or any person claiming through or under Sublandlord, subject to the terms, covenants, conditions and provisions of this Sublease, the Overlease, any Superior Lease (as defined in the Overlease), any Superior Mortgage (as defined in the Overlease), and all covenants, conditions, restrictions, easements, encumbrances, agreements, documents, and instruments now of record.

40.    DAMAGE AND DESTRUCTION. Anything in this Sublease to the contrary notwithstanding, (a) in the event of damage or destruction to the Subleased Premises or the material services relating thereto (i.e., heat, air conditioning, elevator service, electricity and water) or the means of ingress or egress therefrom by fire or other casualty, whether to the Building or otherwise (collectively, "Casualty") and Sublandlord or Overlandlord has not substantially completed its portion of the restoration of the affected portion of the Subleased Premises to substantially its condition immediately prior to the Casualty (excepting any leasehold improvements made by Subtenant) within 210 days from the occurrence of such Casualty (and provided access to the Subleased Premises is also restored), or (b) if the Casualty shall occur in the last year of the Term of this Sublease and it shall destroy more than 30% of the Subleased Premises, then, provided the Casualty was not caused by the uninsurable acts or omissions of Subtenant, its partners, officers, directors, employees, agents, contractors, representatives, invitees, permitted assigns, sub-subtenants or affiliates, Subtenant may terminate this Sublease by written notice to Sublandlord within 30 days following the receipt of notice by Sublandlord that such restoration cannot be completed within the 210-day period, or within 30 days of such Casualty in the case of a Casualty occurring within the last year of the Term. Such notice by Sublandlord shall be given within 45 days of the Casualty. If Subtenant elects to terminate under this provision, this Sublease shall terminate on the date of the occurrence of the Casualty as the effective date of termination. Within 30 days of the date that Subtenant has delivered the foregoing notice of termination, Subtenant shall vacate and surrender possession of the Sublease Premises, Fixed Rent, Additional Rent and other amounts payable under this Sublease shall be prorated as of such effective date and the parties shall have no further obligations hereunder. A determination as to the time necessary to substantially restore the Subleased Premises shall be made promptly after such occurrence by a licensed, reputable general contracting firm or architect, and if such contractor or architect shall determine that the Subleased Premises cannot be restored within such 210-day period, Subtenant may terminate this Sublease.

41.    SUBLANDLORD'S REPRESENTATIONS, Sublandlord represents and warrants to Subtenant as follows: (a) the execution and delivery of the Sublease does not require the consent of the Overlandlord; (b) the Sublandlord is the "Tenant" under the Overlease; (c) except as set forth herein, the Overlease has not been modified in any respect that affects the Subleased Premises or Subtenant's obligations hereunder, (d) to the knowledge of Sublandlord, neither the Sublandlord nor the Overlandlord is in Default of any material term, covenant or condition of the Overlease, and (c) the term of the Overlease expires after the Expiration Date of the Term of this Sublease.

42.    SUBLANDLORD'S CONTRIBUTION. (a) Sublandlord shall pay to Subtenant an amount not to exceed $730,680 toward the cost of the Initial Alterations (the "Initial Alterations") Subtenant intends to make, and are required to be made pursuant to Section 19, to ready the Subleased Premises for the conduct of business by the Subtenant (excluding any "soft costs", except as provided below, and Subtenant's movable personal property), provided that as of the date on which Sublandlord is required to make payment thereof pursuant to paragraph (b) of this Section 42: (i) this Sublease is in full force and effect, and (ii) no default hereunder on the part of Subtenant then exists (such contribution being sometimes hereinafter called the "Sublandlord's Contribution"). It is understood that the foregoing contribution shall not be forfeited simply because there may be a default of Subtenant's obligations under the Sublease, but the right to receipt of any portion of the contribution shall be suspended until such default is cured; in the event that such default is not cured within the applicable grace or cure period, then, in addition to all of the other rights and remedies provided for herein, the right to such contribution shall be forfeited. Subtenant shall pay all costs of the Initial Alterations in excess of Sublandlord's Contribution. Sublandlord's Contribution shall be payable solely on account of labor directly related to the Initial Alterations and materials delivered to the Subleased Premises in connection with the Initial Alterations (excluding any "soft costs" and Subtenant's movable personal property), except that Subtenant may apply up to 10% of Sublandlord's Contribution to pay "soft costs" incurred in connection with the Initial Alterations, which shall be limited to the actual architectural, consulting and engineering fees incurred by Subtenant in connection therewith. Subtenant shall not be entitled to receive any portion of Sublandlord's Contribution not actually expended by Subtenant in the performance of the Initial Alterations, nor shall Subtenant have any right to apply any unexpended portion of Sublandlord's Contribution as a credit against FixedRent, Additional Rent or any other obligation of Subtenant hereunder. Upon the completion of the Initial Alterations and satisfaction of the conditions set forth in this Section 42, or upon the occurrence of the date which is 12 months after the Commencement Date, whichever first occurs, any amount of Sublandlord's Contribution which has not been previously disbursed shall be retained by Landlord; provided, however, the applicable portion of such retained amounts shall continue to be held for the benefit of Subtenant by Sublandlord if Subtenant delivers a notice to Sublandlord prior to satisfaction of the conditions set forth in this Section 42 that it is in dispute with any contractors, subcontractors, vendors or other providers of service and refuses to make payments at such time or if any contracts provide for retainage which has not then been finally paid. Notwithstanding the foregoing, in the event of a default by Subtenant under this Sublease, and as long as the guaranty of the Guarantor remains in full force and effect, the Sublandlord shall make the Sublandlord's Contribution available to Guarantor for the completion of the Initial Alterations otherwise in accordance with the conditions to disbursement of the Sublandlord's Contribution as provided in this Sublease despite such default, and if the Sublandlord has terminated this Sublease or regained possession of the Subleased Premises by virtue of such default, then the Guarantor shall have a license to enter the Subleased Premises for the sole purpose of completing such Initial Alterations.
(b) Sublandlord shall make progress payments to Subtenant on a monthly basis, for the work performed during the previous month, up to 90% of Sublandlord's Contribution in accordance with the succeeding provisions of this Section. Each of Sublandlord's progress payments shall be limited to an amount equal to the aggregate amounts theretofore paid by Subtenant (as certified by the chief financial officer of Subtenant and by Subtenant's independent architect) to Subtenant's contractors, subcontractors and material suppliers which have not been subject to previous progress payment disbursements from Sublandlord's Contribution multiplied by a fraction, the numerator of which is 90% of the amount of Sublandlord's Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Initial Alterations, then Sublandlord's reasonable estimate thereof), plus total soft costs for the performance of all of the Initial Alterations shown on all plans and specifications approved by Sublandlord, provided that in no event shall such fraction be greater than one. The 10% of the Sublandlord's contribution is hereinafter sometimes called the "Retainage". Requests for progress payments shall be processed no more frequently than monthly and shall be paid within 30 days next following the delivery to Sublandlord of said request therefor, signed by the chief financial officer of Subtenant, and accompanied by (i) conditional lien waivers for the payment to be made and copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials which were the subject of previous progress payments by Sublandlord and Subtenant, (ii) a certification from Subtenant's architect that the work for which the progress payment is being made has been completed substantially in accordance with the plans and specifications approved by Sublandlord and (iii) such other documents and information as Sublandlord may reasonably request. Sublandlord shall disburse the final progress payment for the Retainage upon submission by Subtenant to Sublandlord of Subtenant's request therefor accompanied by all documentation required under this Section 4.2(b), together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Initial Alterations by governmental authorities having jurisdiction thereover, (B) final "as-built" plans and specifications far the Initial Alterations as required pursuant to Section 5.1(c) and (C) issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Initial Alterations. The right to receive Sublandlord's Contribution is for the exclusive benefit of Subtenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialnian, laborer, architect, engineer, attorney or other person or entity.
43. TAKEOVER OF SUBTENANT'S CURRENT LEASE.
43.1 The Subtenant, by virtue of mesne assignments from S.J.S. Radio Networks, Ltd., is the tenant under that certain Agreement of Lease dated as of

November 1, 1994 between 116 Associates, as landlord (the "Existing Landlord"), and S.J.S. Radio Networks, Ltd., as tenant (the "Existing Lease"). Subtenant represents and warrants that a true, complete and correct copy of the Existing Lease (including all amendments and exhibits) is attached hereto as Exhibit D; and, Subtenant agrees that it will not amend or modify the Existing Lease after the date hereof without the consent of the Sublandlord, which consent shall be given or withheld in Sublandlord's sole discretion. Commencing as of the Existing Lease Reimbursement Commencement Date (as defined in this. Section), Subtenant shall be entitled to receive a reimbursement from Sublandlord ("Existing Lease Reimbursement"), which reimbursement shall be in a maximum aggregate amount equal to the aggregate of (i) the minimum annual base rent payable under the Existing Lease, (ii) all items of additional rent payable thereunder, except for those items of additional rent or other expenses payable by virtue of Subtenant's failure to timely or properly perform its obligations under the Existing Lease and (iii) the New York City occupancy tax payable thereon, (sometimes hereinafter referred to as "Reimbursable Items" or "reimbursable items"), for the period commencing on the later to occur of (x) Subtenant vacating the premises demised under the Existing Lease (the "Existing Premises"), removing its movable personal property and any other item required to be removed pursuant to the terms of the Existing Lease upon the expiration thereof and leaving the same in broom clean condition free of occupancy or tenancy except for that prescribed in this Article and (y) January 1, 2005 (the "Existing Lease Reimbursement Commencement Date"), through March 31, 2006, or such earlier date as (i) the Existing Lease shall be cancelled or terminated, (ii) the Existing Lease shall be assigned or the Existing Premises shall be surrendered, or recaptured by leaseback or (iii) the Existing Lease shall be terminated or cancelled by or surrendered to the Existing Landlord (the "Reimbursement Period"), provided that on any such date there shall be no further obligations on the part of the tenant under the Existing Lease, except for those resulting form the failure of the Subtenant to perform its obligations under the Existing Lease. The Sublandlord's obligation to pay for Reimbursable Items so accruing during the Reimbursement Period shall be subject to all terms, limitations and conditions hereinafter provided, including, without limitation, the provisions of Section 43.1(a) hereof.
(a)    Sublandlord shall only be required to pay the Existing Lease
Reimbursement to the extent such Reimbursable Items have actually been paid by Subtenant under the Existing Lease and reasonably satisfactory evidence of such payment has been delivered to Sublandlord. Reasonable satisfactory evidence of such payment may include, without limitation, (i) receipt of a cancelled check for such payment, (ii) confirmation of a wire transfer to an account owned by the Existing Landlord or (iii) confirmation of payment by the Existing Landlord. The period of time during which Reimbursable Items shall accrue shall commence on the Existing Lease Reimbursement Commencement Date and terminate upon the expiration of the Reimbursement Period, however the Sublandlord's obligation to pay Reimbursable Items shall not terminate until all such Reimbursable Items that have accrued during the Reimbursement Period have been paid in accordance with the terms of this Article 43. Subject to the other terms hereof, Subtenant shall receive the Existing Lease Reimbursement on the condition that during the aforementioned Reimbursement Period Subtenant shall not be in monetary default or in material non-monetary default in the performance of any of the terms, covenants or conditions contained in this Sublease beyond the expiration of the applicable notice and cure period, or in the Existing Lease, as the case may be. If such default is not remedied within the applicable cure period, payments to Subtenant of the Existing Lease Reimbursement shall cease as of the end of the cure period and Subtenant shall not be entitled to receive any Existing Lease Reimbursement in respect of any Reimbursable Item which becomes due and payable during the period beginning on the expiration of such cure period until the date upon which such cure shall be effected, if capable of being cured and if such cure shall be accepted, and to the extent that the Sublandlord shall have made payment for Reimbursable Items for periods after such default but before such cure, Subtenant shall promptly reimburse Sublandlord therefor, failing which such amounts shall be deemed to be Additional Rent and shall be paid by Subtenant to Sublandlord within thirty (30) days after demand. Notwithstanding the foregoing, if the Sublandlord does not terminate this Sublease or repossess the Subleased Premises by virtue of such default, then, for purposes of determining whether payments of Reimbursable Items shall be payable by Sublandlord, any cure of the default which gave rise to the cessation of payment for Reimbursable Items shall be deemed to have been accepted,
(b)    Subtenant will reasonably cooperate, at no cost to Subtenant, with
Sublandlord in mitigating Sublandlord's exposure for and in recapturing or reducing the Existing Lease Reimbursement amount including, without limitation, executing and delivering any and all documents reasonably necessary to accomplish the same and/or to effectuate any (a) cancellation, termination or surrender of the Existing Lease or leaseback or recapture by or assignment to the Existing Landlord pursuant to the terms of the Existing Lease (collectively an "Existing Lease Cancellation"), (b) assignment of the Existing Lease, or (c) subletting of the Existing Premises (each of the items in clauses (a) through (c) being referred to as an "Existing Lease Disposition Event"). Sublandlord and Subtenant shall use reasonable efforts, at no cost to Subtenant, to obtain a release of Subtenant's obligations under the Existing Lease whether by an assignment of the Existing Lease or a subletting to a third party, the cancellation, surrender, buyout or termination of the Existing Lease or any other Existing Lease Disposition Event, so long as Sublandlord is not adversely affected by such release of Subtenant's obligations in respect thereto. Subtenant will agree to execute and deliver any and all documents and take any actions reasonably requested by Sublandlord and/or its real estate broker and obtain Sublandlord's prior written approval to execute any documents and take any other actions requested by Sublandlord all as necessary and proper to complete lease buyouts, terminations, cancellations, subleases, assignments or space surrenders or any other Existing Lease Disposition Event, all relative to the Existing Lease and the Existing Premises. Subtenant will not enter into any agreements or any Existing Lease Disposition Event or otherwise dispose of the Existing Lease or the Existing Premises without obtaining Sublandlord's prior written consent, which consent will not be unreasonably withheld or delayed. In the event that Subtenant shall enter into any such agreement or effectuate any such disposition of the Existing Lease or the Existing Premises without Sublandlord's written consent, Sublandlord shall thereafter be and be deemed to be released of its obligation to make any further Existing Lease Reimbursement in respect of any Reimbursable Items accruing from and after the effective date of such agreement or disposition. To the extent that the monetary obligation paid by Subtenant under the Existing Lease is reduced, offset, or refunded to Subtenant in respect of the Reimbursement Period, Sublandlord shall realize such reduction, refund or offset in a corresponding reduction of or credit against the Reimbursable Items payable by Sublandlord in the aggregate amount of such reduction, refund or offset. To the extent of any sums payable to Subtenant under any sublease, assignment, surrender, license or other agreement, documentation or any other Existing Lease Disposition Event, (collectively, the "Realized Payments"), Sublandlord shall receive a credit against Reimbursable Items equal to the Realized Payments. Subtenant will deliver and/or lease the Existing Premises in the condition required under this Article 43, on or before the date required under any such agreement but in no event shall Subtenant be obligated to so deliver possession earlier than June 15, 2005, and should Subtenant fail to deliver the Existing Premises when so required it will be deemed for purposes hereof as if such agreement had commenced and said premises had been timely delivered by Subtenant and the Existing Lease Reimbursement shall end or be reduced by the amounts that would have been collectible under said agreement, as applicable, effective as of said date and Subtenant shall be responsible for damages as hereinafter provided. Subtenant shall engage such real estate broker as Sublandlord shall direct (the "Existing Premises Broker") as Subtenant's real estate broker for the purposes of marketing the Existing Premises and the Existing Lease and for the disposition thereof in accordance with this Section 43.1(b) and to procure and/or obtain an Existing Lease Disposition Event pursuant to a separate brokerage agreement between the Existing Premises Broker and Subtenant which agreement shall be subject to Sublandlord's review and approval but which agreement shall be reasonable under the circumstances. Subtenant shall provide Sublandlord and the Existing Premises Broker or any successor broker approved by Sublandlord unrestricted access to and from the Existing Premises (including keys and/or cardkeys for the Existing Premises and building passes for their respective representatives) in connection therewith and in furtherance thereof, subject to any restrictions to such access imposed under the Existing Lease. Prior to the time that Subtenant actually vacates the Existing Premises, any access by such brokers shall be upon prior notice (which may be oral) to Subtenant during normal business hours. Any payable to the Existing Premises Broker in connection with an Existing Lease Disposition Event shall be considered a Reimbursable Item, Sublandlord shall indemnify the Subtenant from any loss, cost, damage or expense, including attorneys fees, arising out of such brokerage agreement.
43.2 On or before the Existing Lease Reimbursement Commencement Date (as the Existing Lease Reimbursement Commencement Date may be extended pursuant to Section 43.4), Subtenant shall, at its cost and expense, (a) vacate all of the Existing Premises, which vacated space shall be free of all subleases, occupancy agreements, licenses and tenancies of any kind whatsoever, except any of the foregoing which shall have been entered into in accordance with Section 43.1(b), and (b) leave the Existing Premises vacant, "broom clean" and in good, neat and orderly condition (suitable for marketing to prospective subtenants or assignees) with all systems and equipment for which Subtenant is responsible under the Existing Lease in working order, condition and repair and otherwise in the condition specified in Section 43.3 (c) unless Sublandlord and the Existing Landlord agree otherwise.
43.3 On or before the date that Sublandlord shall notify Subtenant that possession of any portion of the Existing Premises is required for any Existing Lease Disposition Event, which notice shall be given at least thirty (30) days in advance of the date of required possession of such Existing Premises (provided, however, Subtenant shall not be required to provide possession as aforesaid prior to June 15, 2005), Subtenant shall (a) remove all of the personal property of Subtenant from such Existing Premises referred to in such notice, which Subtenant is permitted or required to remove under the Existing Lease, failing which such personal property shall be removed at Subtenant's cost and expense on the date set forth in such notice, (b) repair any material damage caused by such removal, and (c) otherwise deliver the Existing Premises in the condition required at the end of the term of the Existing Lease, subject to the provisions of Section 43.2 hereof. Notwithstanding anything in this Paragraph 43 to the contrary, in the event that Subtenant's ability to complete its Initial Alterations in the Subleased Premises is delayed by virtue of any of the circumstances identified in paragraph 9 (A) (i) which would entitle the Subtenant to extend the Concession Period Abatement or by virtue of a fire or other casualty at the Subleased Premises not caused by Subtenant, then the Subtenant's obligation to provide possession of the Existing Premises shall, likewise, be extended by one (1) day for each day.of such delay.
43.4 Notwithstanding anything herein to the contrary, the Existing Lease Reimbursement Commencement Date (whether or not and without regard to the date the Existing Lease Reimbursement Commencement Date may have occurred under Section 43.1 above) may be and shall be deemed to be extended at the option of Sublandlord, by the number of days, if any, during which Subtenant shall unreasonably refuse or fail to execute and deliver any documentation or agreement reasonably necessary to effectuate and/or memorialize any Existing Lease Disposition Event beyond ten (10) days of written demand for Subtenant to so execute.
43.5 If the Existing Lease Reimbursement Commencement Date as originally determined pursuant to Subsection 43.1 is extended pursuant to Section 43.4 hereof; Sublandlord's rights and remedies pursuant to this Sublease shall not be affected thereby.
43.6 (a)    Whether or not the Existing Lease Reimbursement Commencement Date is extended, if at any time the Subtenant fails to vacate the Existing Premises to accommodate an Existing Premises Disposition Event (provided that such date is later than June 15, 2005 and provided that such Existing Lease Reimbursement Commencement Date is evidenced by a writing with a third party or would have been so evidenced if the Subtenant had executed the same as required herein), then the Subtenant shall indemnify the Sublandlord and hold it harmless from and against any and all loss, cost, damage or expense, including without limitation, reasonable attorneys' fees and disbursements, arising out of or related to the failure to so vacate the Existing Premises, which damages may include without limitation, the failure to receive or reduction of

Realized Payments,, damages payable under any document evidencing an Existing Premises Disposition Event or the termination of any document evidencing an Existing Premises Disposition Event. The failure of Subtenant to comply with the terms of any document evidencing an Existing Premises Disposition Event within any applicable grace or cure period thereunder, if any, shall release and relieve Sublandlord from the payment of any Reimbursable Items accruing after such failure in respect of the portion of the Existing Premises covered by such Existing Premises Disposition Event limited however to the actual loss suffered by Sublandlord by virtue of Subtenant's failure. ,

(b)    Whether or not the Existing Lease Reimbursement Commencement Date is extended for the reasons set forth in Subsection 43.4, at any time during any period that the events described in Subsection 43.4 shall have occurred and be continuing, Subtenant shall nevertheless pay Sublandlord as liquidated damages (which may be at Sublandlord's election, by credit to Sublandlord's first to accrue Existing Lease Reimbursement obligations under this Sublease) for each day such events continue thereafter the per diem entire rent payable under the Existing Lease as to the entire Existing Premises or portion thereof that is the subject of the documentation or agreement that Subtenant refused or has failed to execute and deliver. If the events described in Subsection 43.4 continue for more than thirty (30) days, then Sublandlord's Existing Lease Reimbursement obligations under this Sublease may be cancelled by Sublandlord by notice given to Subtenant, but such cancellation shall apply only as to such space as would have been subleased, assigned or otherwise disposed of pursuant to the documentation or agreement that Subtenant refused or failed to execute and deliver (each a "Non-Executed Disposition Document") and only as to such obligations accruing after the effective date of such cancellation, whereupon the term "Existing Premises" shall exclude the part of the space as would have been so subleased, assigned or otherwise disposed of pursuant to the applicable Non-Executed Disposition Document as to which Sublandlord's obligations are cancelled (the "Cancelled Portion") and Subtenant shall be obligated to pay Sublandlord's damages as elsewhere provided in this Sublease as to the remainder of the Existing Premises.

(c)    If (x) the Existing Lease Reimbursement Commencement Date is extended pursuant to Section 43.4 hereof for in excess of Unity (30) days (an "Extension"), or (y) the Existing Lease Reimbursement obligations under this Sublease with respect to a Cancelled Portion shall be terminated by Sublandlord or shall otherwise expire or be cancelled pursuant to the applicable provisions hereof, or (z) this Sublease shall be terminated (other than in connection with a casualty or condemnation) by Sublandlord pursuant to the applicable provisions hereof, then Subtenant shall be liable to Sublandlord for damages and shall reimburse Sublandlord for, and indemnify, defend, and hold Sublandlord harmless from and against, any and all actual loss, liability, claims, damages or expenses (including, without limitation, reasonable attorneys' fees) arising out of or resulting from the following to the extent incurred by reason of such extension or termination, but limited to the amount of the Reimbursable Items and any actual out-of -pocket expenses incurred by Subtenant and enumerated below:
(i)    Claims by the Existing Landlord or an assignee or

sublessee of the Existing Lease against Sublandlord or Subtenant with respect to the Cancelled Portion or resulting from the Extension, as the case may be;
(i)Intentionally Omitted;
(ii)Intentionally Omitted;
(iii)Costs incurred by Sublandlord for work performed or to be performed to prepare the Cancelled Portion for occupancy, whether such work is performed by Sublandlord or Subtenant, an affiliate of Sublandlord or Subtenant, or any independent contractor;
(iv)Costs incurred by Sublandlord in connection with its efforts to assign, sublease or otherwise dispose of the Cancelled Portion or bring about any other Existing Lease Disposition Event with respect to the Cancelled Portion, including but not limited to, brokerage fees, advertising expenses, and attorney's fees; and
(v)Damages incurred by Sublandlord for rent or other payments which otherwise would have been borne or reimbursed by an assignee or subtenant or other party to an Executed Disposition Document of the Cancelled Portion which agreement lapsed, expired or otherwise became unenforceable as a result thereof (except to the extent that Sublandlord is relieved of the corresponding obligation to reimburse Subtenant for such rent or other payments as a result of such extension or termination).
43.7 In addition to all other amounts payable by Sublandlord hereunder, if the Subtenant vacates the Existing Premises in the manner required by this Article 43 before March 1, 2005, then Subtenant shall receive a one time credit against the Fixed Rent next payable under the Sublease in the amount of $15,000,
43.8 Notwithstanding anything herein to the contrary, if the Subtenant executes at the request of Sublandlord a cancellation or termination agreement for the Existing Lease which calls for the payment of a lump sum, then the amount of such lump sum shall be paid in escrow to Subtenant's attorneys to be used to make the payment required under such cancellation or termination agreement.
43.9 Notwithstanding anything herein to the contrary, the Subtenant shall use commercially reasonable efforts to obtain from the Existing Landlord on or before (but not more than 30 days before) the Existing Lease Reimbursement Commencement Date an estoppel certificate executed and delivered by an authorized representative of the Existing Landlord stating that, (1) the Subtenant, as tenant under the Exiting Lease, is current in all payments required thereunder, (ii) no defaults by Subtenant as tenant under the Existing Lease shall have occurred and be continuing, (iii) there are no restoration obligations at the end of the Existing Lease except that the tenant thereunder remove its movable personal property and (iv) the Existing Lease, in the form attached to this Sublease as Exhibit D has not been modified in any respect and remains in full force and effect. If, despite Subtenant's commercially reasonable efforts to obtain same, the Subtenant is not able to obtain such estoppel certificate from the Existing. Landlord within thirty (30) days prior to the Existing Lease Reimbursement Commencement Date, then the Subtenant shall send to Sublandlord a certification to that effect and, whether or not such certification shall have been sent, Subtenant shall be deemed to have made the representations and warranties recited in clauses (i) through (iv) above and shall indemnify the Sublandlord and hold it harmless against and from any and all loss, cost, damage and expense, including attorneys' fees and disbursements, arising out of the fact that any of such representations and warranties are not true, such liability being limited to the amount of the Reimbursable Items plus any of the out -of-pocket items recited in Section 43.6 (c) (i) through (v).
43.10 In the event that the Sublandlord is relieved of its obligation for the Reimbursable Items by virtue of Subtenant's default under this Sublease, and if the Sublandlord elects to terminate this Sublease or repossess the Subleased Premises by virtue of such default, then in determining the measure of damages to which Sublandlord is entitled by virtue of such default, the amount of the unpaid Reimbursable Items shall be deducted from such damages.

IN WITNESS WHEREOF, Sublandlord and Subtenant have hereunto executed this Sublease as of the day and year first above written.
SUBLANDLORD:
SFX Entertainment, Inc.            /s/Peter Strauss
d/b/ Clear Channel Entertainment        Senior Vice President

. SUBTENANT:

Excelsior Radio Networks, Inc.

By /s/Hiram Lazar
Name Hiram Lazar
Title Chief Financial Officer

Exhibits intentionally omitted

AMENDMENT OF SUBLEASE AND GUARANTY
THIS AMENDMENT OF SUBLEE AND GUARANTY (herein referred to as the "Amendment") made as of the 10 day of November, 2005, by and between SFX Entertainment, Inc. d/b/a/ Clear Channel Entertainment, a Delaware corporation, having an address at 220 West 42nd Street, New York, New York 10036 (referred to herein as "Sublandlord"), and Excelsior Radio Networks, Inc., a Delaware corporation, having an address at 220 West 42nd Street, New York, New York 10036 (referred to herein as "Subtenant").
WITNESSETH:
220 West 42nd Street, New York, New York (the "Building"); and
WHEREAS, Subtenant has notified Sublandlord that Subtenant's beneficial owner(s) has conveyed or will convey an eighty three (83%) percent equity interest in Subtenant to Lincolnshire Management, Inc., a Delaware corporation, having an address at 780 Third Avenue, 40th Floor, New York, NY 10017(referred to herein as "Lincolnshire") ; and
WHEREAS, Subtenant delivered plans and specifications for its Initial Alterations, as that term is defined in the Sublease, which Sublandlord conditionally approved, and Subtenant has, of the date hereof, failed to complete all of its obligations in connection with its Initial Alterations in accordance with the plans and specifications and in accordance with its obligations set forth in Sections 19 and 42 of the Sublease; and
WHEREAS, Subtenant acknowledges that the design and construction of the heating and ventilation system within the Subleased Premises, which was part of the work performed in connection with its Initial Alterations, fails to protect the water pipes in the Subleased Premises from freezing and thawing and Subtenant represents, warrants and covenants that it shall complete its Initial Alterations, as that term is defined in the Sublease, to remedy this situation; and
WHEREAS, Quince Associates, LP, a Maryland limited partnership, having an office at 777 Wadsworth Boulevard, Suiie 4-280, Lakewood, Colorado 80226 (referred to herein as "Guarantor") has guaranteed Subtenant's Sublease obligations pursuant to a Guaranty by and between Guarantor and Sublandlord, dated November 1, 2004 (referred to herein as the "Guaranty") , and Sublandlord and Guarantor have agreed to partially release Guarantor from some of its obligations under the Guaranty as more particularly set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration paid by the parties to each other, the parties desiring to be bound hereby agree as follows:
1. (a) Section 29 of the Sublease is hereby amended and modified to provide that the security deposit shall be increased to One Million One Hundred Forty Thousand
Dollars ($1,140,000.00). Subtenant shall deliver a clean, irrevocable letter of credit in that amount and otherwise in form and substance equivalent to the draft letter of credit issued by LaSalle Bank National Bank Association which has been submitted to and approved by Sublandlord,(a copy of which is annexed hereto as Exhibit A). Such letter of credit shall have an expiration date no earlier than November 1, 2006 and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Sublandlord given by certified or registered mail, return receipt requested not less than sixty (60) days prior to the expiration thereof. Except as otherwise provided in Section 29 of the Sublease, Subtenant shall throughout the term of the Sublease deliver to Sublandlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is hereinafter referred to as a "Security Letter") no later than thirty (30) days prior to the expiration date of the preceding Security Letter. If Subtenant shall fail to obtain any replacements of a Security Letter within the time limits set forth herein Sublandlord may draw down the full amount of the existing Security Letter and retain the same as cash security hereunder as provided in Section 29 of the Sublease.
(b) Notwithstanding anything contained in the Sublease to the contrary, the reduction of the security deposit previously set forth in Section 29 is hereby modified to provide that in the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of the Sublease without being in default of any monetary or any material non-monetary obligation of Subtenant hereunder, then Subtenant shall be entitled to a reduction of in the following amounts on the following dates:

Date of reduction November 1, 2006 November 1, 2007 November 1, 2008 November 1, 2009
Amount of reduction
$110,000.00
$110,000.00
$110,000.00
$310,000.00
Balance of Security
$1,030,000.00
$ 920,000.00
$ 810,000.00
$ 500,000.00

It is agreed that in the event Subtenant defaults in respect of any terms, provisions and conditions of this Sublease, including, but not limited to the payment of Fixed
Rent and/or Additional Rent and/or if Sublandlord draws down on the letter of credit provided by the Subtenant then Subtenant shall not entitled to further a reduction of the security and the above schedule shall be come null and void.
2. The Guarantor, shall be released from its payment and performance obligations as provided in the Guaranty, except that Guarantor shall continue to guaranty and remain liable for (x) the lien free completion of Subtenant's Initial Alterations (as defined in the Sublease) as more particularly set forth in Section 26 of the
Guaranty, and (y) the cost of enforcement of the Guaranty, including without limitation, all attorneys' fees and disbursements.

1.
Subtenant acknowledges that, as of the date hereof, Subtenant has failed to fully complete its obligations with respect to the Initial Alterations (as defined in the Sublease) as provided in Section 42 of the Sublease. Subtenant further acknowledges that its failure to properly complete its Initial Alterations may cause irreparable harm to the Sublandlord and the Building due to the lack of proper engineering of the heating and ventilation system for the Subleased Premises. Subtenant shall have twenty one (21) days from the date hereof to remedy the defects in the heating and ventilation system for the Subleased Premises and Subtenant's failure to do so shall be deemed a default under the terms of the Sublease. Subtenant agrees that it shall install hot water coils in the heating system for the Subleased Premises, where necessary, to prevent the freezing of pipes within the Subleased Premises and the Building. The temperature within the heating system shall be controlled by thermostats which shall operate motorized valves that regulate the flow of hot water to the hot water coils. Subtenant shall provide, at its own cost and expense, hot water heaters, with their own. thermostats, to be located in the fan room(s) to prevent freezing within the fan rooms. The hot water heaters shall be tied into the Building Maintenance System ("BMS"), by contractors approved by Sublandlord and at Subtenant's expense, in order to allow the Building maintenance staff the ability to monitor the performance of the heating and ventilation system and to be able to reset the hot water heaters in the event of an emergency. The connection of the Subtenant's heating and ventilation system to the BMS shall not cause to relieve the Subtenant of any liability for damages that may arise in connection with a failure of its heating and ventilation system in the future nor does the Sublandlord assume any liability for any damage that may arise in connections with a failure of its heating and ventilation system.. All work required to complete Subtenant's Initial Alterations shall be made in strict accordance with the terms, conditions and provisions of the Overlease, Section 19 of the Sublease and the following: (i) Sublandlord's review and approval of the plans and specifications to re-engineer the heating system, and (ii) reimbursement to Sublandlord of its reasonable and actual out-of-pocket costs and expenses incurred by Sublandlord, inclusive of engineering and legal fees.

2.
Subtenant hereby represents and warrants to Sublandlord: (i) that it is a duly organized and validly existing corporation under the laws of the State of Delaware; (ii) the obligations to be performed by Subtenant hereunder have been duly authorized by Subtenant by all requisite action and in accordance with its organizational documents and by-laws; (iii) this Amendment is valid and binding against Subtenant in all respects. The individual(s) signing this Amendment on behalf of the Subtenant and Guarantor hereby represent and warrant to Sublandlord that each such individual has the power and authority to bind the

Subtenant and Guarantor to all of the terms hereof.

1.
Subtenant shall be responsible for the payment of legal fees and expenses incurred by Sublandlord in connection with the preparation of this Amendment. Subtenant's failure to timely pay Sublandlord's legal fees and expenses, on demand within the time periods set forth in the Sublease , incurred in connection with this Amendment shall be deemed a default by Subtenant under the terms and provisions of the Sublease.

2.
Subtenant acknowledges and agrees that the Sublease is in full force and effect and the Sublandlord, has through the date hereof, fulfilled all of its obligations - under the Sublease and there is no condition which, with the giving of notice or the passage of time or both, would constitute a default on the part of the Sublandlord in the performance of its obligations under this Sublease.

3.	Except as specifically amended hereby, all other covenants, agreements, terms, conditions and requirements of the Sublease, are hereby ratified and confirmed and shall remain in full force and effect.

4.	The provisions hereof shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and permitted assigns.

5.	This Amendment may not be modified or amended, except pursuant to a written agreement executed by both parties.

6.
All references to in this Amendment to capitalized items not otherwise defined herein shall have the same meanings ascribed to them in the Sublease. The recitals contained in the preamble of this Amendment are incorporated herein and made a part hereto of this Amendment. In the event of a conflict or inconsistency between the terms and provisions of the Sublease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall prevail and govern.

7.
This Amendment may be executed in one or more counterparts which when taken together shall constitute one fully executed counterpart. All of the parties to this Amendment (including the undersigned Guarantor) agree to be bound by a facsimile signature of such party deliverd by telecopier (however, by transmitting same by telecopier such party covenants to forward to all other parties by overnight courier original execution counterparts). A facsimile signature delivered by telecopier shall be deemed an original for all purposes.

IN WITNESS WHEREOF, Sublandlord and Subtenant have hereunto executed this Amendment of Sublease and Guaranty as of s and year first written above.

S
rtahunent
By
Name:    /s/ HIRAM LAZAR
Title:    Chief Financial Officert
SUBTENANT:
Excelsior Radio Networks, Inc.

The undersigned, Guarantor of the Sublease pursuant to that certain Guaranty dated November 1, 2004 (the "Guaranty") hereby approves the foregoing Amendment and ratifies and confirms validity and enforceability of the terms of the Guaranty of the Sublease as so amended by prior Amendments and this Amendment:

Exhibits intentionally omitted

SECOND AMENDMENT TO SUBLEASE
AGREEMENT made as of the     day of July, 2008, by and between Live Nation
Worldwide, Inc, f/k/a SFX Entertainment, Inc , a Delaware corporation, having an address at 220 West 42"d Street, New York, New York 10036 (referred to herein as "Sublandlord"), and Triton Radio Networks, LLC, f/k/a Excelsior Radio Networks, Inc , a Delaware limited liability company , having an address at 220 West 42"d Street, New York, New York 10016 (referred to herein as "Subtenant)
WITNESSETH:
WHEREAS, Sublandlord and Subtenant are parties to that certain Sublease dated as of November 1, 2004 and Amendment of Sublease and Guaranty dated as of November 10, 2005(the Sublease and Amendment of Sublease and Guaranty are collectively hereinafter referred to as the "Sublease") for those certain premises (the "Initial Subleased Premises") consisting of the entire 3rd floor and a portion of the 4th floors of the building located at 220 West 42"d Street, New York, New York (the "Building"); and
WHEREAS, Subtenant is desirous of further amending the Sublease to provide that Subtenant shall, in addition to the Initial Subleased Premises, sublease the entire 14th floor of the Building consisting of approximately 11,433 square feet (the "Additional Subleased Premises") ( the "Initial Subleased Premises and the "Additional Subleased Premises" shall be referred to collectively as the "Subleased Premises"); and
WHEREAS, Sublandlord and Subtenant are desirous of amending the Sublease to extend the term of the Sublease as it applies to the Initial Subleased Premises from September 30, 2014 to September 29, 2020; and
WHEREAS, Sublandlord and Subtenant wish to amend the Sublease as hereinafter provided
NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration paid by the parties to each other, the parties desiring to be bound hereby agree as follows:
1 DEMISE AND TERM Sublandlord hereby leases to Subtenant and Subtenant hereby hires from Sublandlord, the Additional Subleased Premises consisting of approximately 11,433 rentable square feet comprising the entire 14th floor (as defined on Exhibit A attached hereto) of the Building The term of the Sublease for the Additional Subleased Premises shall be the period (i) commencing on or about December 1, 2008 (the "Commencement Date"), and (ii) ending at 11:59 p m on September 29, 2020 (the "Expiration Date"), unless sooner terminated pursuant to the terms of this Sublease or pursuant to law. The term of the Sublease for the Initial Premises shall be extended from September 30, 2014 to the Expiration Date (the "Initial Subleased Premises Extension Period"), as defined hereinabove.

RENT.
(A) Fixed Rent.. Section 9 of the Sublease is hereby amended and modified to provide that (i) Subtenant shall pay to Sublandlord rent (herein called the "Fixed Rent") (inclusive of electricity) for the Additional Subleased Premises for period commencing on the Commencement Date and ending on the Expiration Date, both dates inclusive, at the annual rates set forth below:
From orn the Commencement Date through and including the end of the twelfth (12th) month, the Fixed Annual Rent shall be Six Hundred Five Thousand Nine Hundred Forty Nine Dollars and No Cents ($605,949 00), payable in equal monthly installments of $50,495.75;
From the beginning of the thirteenth (13th) month following the Commencement Date through and including the end of the twenty fourth (24th) month, the Fixed Annual Rent shall be Six Hundred Twenty Thousand Two Hundred Forty Dollars and Twenty Five Cents ($620,240.25), payable in equal monthly installments of $51,689.69;
From the beginning of the twenty fifth (25th) month following the Commencement Date through and including the end of the thirty sixth (36th) month, the Fixed Annual Rent shall be Six Hundred Thirty Four Thousand Eight Hundred Eighty Eight Dollars and Seventy Eight Cents ($634,888 78), payable in equal monthly installments of $52,907 40;
From the beginning of the thirty seventh (37th) month following the Commencement Date of this Lease through and including the end of the forty eighth (48th) month, the Fixed Annual Rent shall be Six Hundred Forty Nine Thousand Nine Hundred Three Dollars and Fifty Three Cents ($649,903.53), payable in equal monthly installments of $54,158.63;
From the beginning of the forty ninth (49tth) month following the Commencement Date of this Lease through and including the end of the sixtieth (60th) month, the Fixed Annual Rent shall be Six Hundred Sixty Five Thousand Two Hundred Ninety Three Dollars and Sixty Four Cents ($665,293 64), payable in equal monthly installments of $55,441,14;
From the beginning of the sixty first (61st) month through and including the end of the seventy second (72nd) month, the Fixed Annual Rent shall be Seven Hundred Thirty Eight Thousand Two Hundred Thirty Three Dollars and Fifty One Cents ($738,233 51), payable in equal monthly installments of $61,519.46;
From the beginning of the seventy third (73td) month through and including the end of the eighty fourth (84th) month, the Fixed Annual Rent shall be Seven Hundred Fifty Five Thousand Eight Hundred Thirty One Dollars and Eighty Seven Cents ($755,831.87), payable in equal monthly installments of $62,985.99;
From the beginning of the eighty fifth (85th) month through and including the end of the ninety sixth (96th) month, the Fixed Annual Rent shall be Seven Hundred Seventy Three Thousand Eight Hundred Seventy Dollars and Nineteen Cents ($'773,8'70..19), payable in equal monthly installments of $64,489..18;
From the beginning of the ninety seventh (97th) month through and including the end of the one hundred eighth (108th) month, the Fixed Annual Rent shall be Seven Hundred Ninety Two Thousand Three Hundred Fifty Nine Dollars and Forty Seven Cents ($792,359 47), payable in equal monthly installments of $66,029.96;

From the beginning of the one hundred ninth (109th) month through and including the end of the one hundred twentieth (120th) month, the Fixed Annual Rent shall be Eight Hundred Eleven Thousand Three Hundred Ten Dollars and Ninety Eight Cents ($811,310.98), payable in equal monthly installments of $67,609.02;
From the beginning of the one hundred twenty first (1215f) month through and including the end of the one hundred thirty second (132nd) month, the Fixed Annual Rent shall be Eight Hundred Thirty Thousand Seven Hundred Thirty Six Dollars and Twenty Eight Cents ($830,73628), payable in equal monthly installments of $69,228 02;
From the beginning of the one hundred thirty third (133`d) month through and including the Expiration Date, the Fixed Annual Rent shall be Eight Hundred Fifty Thousand Six Hundred Forty Seven Dollars and Twenty One Cents ($850,647.21), payable in equal monthly installments of $70,887 27;
Notwithstanding the foregoing and provided that Subtenant is not then in default, Subtenant is being provided an abatement (the "Additional Subleased Premises Concession Period Abatement") and is being conditionally excused fiom the payment of Fixed Rent in an amount equal to One Hundred Forty Two Thousand Nine Hundred Twelve Dollars and Fifty Cents ($142,912 50) which represents and which shall be credited against, in the aggregate the Fixed Rent, exclusive of electricity, for the first three (3) months of the term of this Sublease for the Additional Subleased Premises. If at any time during the term of this Sublease Subtenant shall be in breach and/or default of this Sublease (after expiration of applicable notice and/or grace periods), the Additional Subleased Premises Concession Period Abatement so conditionally excused shall become immediately due and payable by Subtenant to Sublandlord
(B) Section 9 of the Sublease is hereby finther amended and modified to provide that Subtenant shall pay to Sublandlord rent (herein called the "Fixed Rent") (inclusive of electricity) for the Initial Subleased Premises for period commencing on October. 1, 2014 and ending on the Expiration Date, both dates inclusive, at the annual rates set forth below:
From October 1, 2014 through and including September 30, 2015, the Fixed Annual Rent shall be Nine Hundred Twenty Thousand Iwo Hundred Ninety One Dollars and Forty Six Cents ($920,291 46), payable in equal monthly installments of $76,690 96;
From October 1, 2015 through and including September 30, 2016, the Fixed Annual Rent shall be Nine Hundred Forty One Thousand Nine Hundred Twenty Eight Dollars and Seventy Two Cents ($941,928 72), payable in equal monthly installments of $78,494 06;
From October 1, 2016 through and including September 30, 2017, the Fixed Annual Rent shall be Nine Hundred Sixty Four Thousand One Hundred Six Dollars and Ninety One Cents ($964,106 91), payable in equal monthly installments of $80,342.24;
From October 1, 2017 through and including September 30, 2018, the Fixed Annual Rent shall be Nine Hundred Eighty Six Thousand Eight Hundred Thirty Nine Dollars and Fifty Six Cents ($986,839.56), payable in equal monthly installments of $82,236.63;
From October I, 2018 through and including September 30, 2019, the Fixed Annual Rent shall be One Million Ten Thousand One Hundred Forty Dollars and Fifty Three Cents ($1,010,140.53), payable in equal monthly installments of $84,178 38;
From the October 2, 2019 through and including the Expiration Date, the Fixed Annual Rent shall be One Million Thirty F our Thousand Twenty Four Dollars and One Cent ($1,034,024.01), payable in equal monthly installments of $86,168.67
Notwithstanding the foregoing and provided that Subtenant is not then in default, Subtenant is being provided an abatement (the "Initial Subleased Premises Concession Period Abatement") and is being conditionally excused from the payment of Fixed Rent for the Initial Subleased Premises in an amount equal to Two Hundred Sixteen Thousand Three Hundred Seventy Iwo Dollars and Sixty Three Cents ($216,372.6.3) which represents and which shall be credited against, in the aggregate the Fixed Rent for the Initial Subleased Premises, exclusive of electricity, for the first three (3) months of Initial Subleased Premises Extension Period. If at any time during the term of this Sublease Subtenant shall be in breach and/or default of this Sublease (after expiration of applicable notice and/or grace periods), the Concession Period Abatement so conditionally excused shall become immediately due and payable by Subtenant to Sublandlord.
3 ADDITIONAL RENT. A Section 11(B) of the Sublease is hereby amended and modified to provide that as Additional Rent hereunder for the Additional Subleased Premises, for each Tax Year (as defined in the Sublease) commencing as of July 1, 2009 and continuing for the balance of the Term, Subtenant covenants and agrees to pay to Sublandlord, Subtenant's Percentage (as hereinafter defined) of the amount by which Taxes (as defined in the Overlease, provided that Taxes for the Base Year and any other Tax Year shall be computed as if there was no exemption due to the Industrial Commercial Incentive Program (ICIP), exceeds Taxes for the time period fiom July 1, 2008 to and including June 30, 2009 (such time period referred to herein as the "Base Year for Additional Subleased Premises") For purposes of Section 11(B) of the Sublease, the term "Subtenant's Percentage" for the Additional Subleased Premises shall mean with respect to Taxes, 5.18 percent of such Taxes (net of Industrial Commercial Incentive Program benefits, if any)
B.. Section 11(B) of the Sublease is hereby thither amended and modified to provide that subsequent to October 1, 2014, the Base Year (as defined in the Sublease) for the Initial Subleased Premises shall be the period from July 1, 2104 to and including July 30, 2015
4 ELECTRICITY: Section 11(A) of the Sublease is hereby amended and modified to provide that Sublandlord reserves the right, at its option, to change the manner in which electricity is charged to the Subtenant, (x) by survey (conducted by an electrical engineer calculating the relative usage and demand compared to that of a typical office tenant) in which case Subtenant shall pay an amount equal to its share of the total electric charges for the Building as determined by such survey, or, (y) by submeter so long as Sublandlord shall pay the cost to install such submeter.. If Sublandlord shall elect to charge Subtenant by means of a survey or submeter, then the Fixed Rent shall be reduced by an amount equal to Three Dollars ($3.00) per square foot per annum Notwithstanding anything herein to the contrary, Subtenant shall have the right to install a submeter, at its sole costs and expense, inclusive of all engineering fees and costs, subject to review by the Sublandlord. Subtenant, if requested by Sublandlord, shall be required to remove the submeter, at its sole cost and expense, at the end of the term of this Sublease In the event that the electric charges are calculated by means of a submeter then the Fixed Rent shall be reduced by an amount equal to Three Dollars ($3.00) per square foot
5 CONDITION OF THE ADDITIONAL SUBLEASED PREMISES. Subtenant acknowledges that it has had the opportunity to examine and inspect the Additional Subleased Premises and is fUlly familiar with the physical condition thereof Subtenant agrees that Subtenant is leasing the Additional Subleased Premises and Recaptured Space in "as is" condition and that Sublandlord is not required to perform any work or expend any monies in order to make the Additional Subleased Premises or the Recaptured Space ready for Subtenant's occupancy.. In making and executing this Sublease, Subtenant acknowledges that Sublandlord has not made and does not make any representations or warranties as to the Building other than those specifically set forth in this Sublease, the building services and systems, the air quality of the Building, the Additional Subleased Premises, the physical condition of the Additional Subleased Premises or fixtures therein and that Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made Notwithstanding the foregoing, Sublandlord hereby represents and warrants that to the best of its knowledge the Additional Subleased Premises are in compliance with all applicable laws, rules, and regulations.
6.. BROKERAGE. Sublandlord and Subtenant represent to each other that they have dealt with no broker, finder or other similar person in bringing about this Sublease other than Newmark Knight Frank (the "Broker") Sublandlord and Subtenant agree to indemnify, defend and hold harmless, the other from and against any claims made by any broker, finder or other person for a brokerage commission, finder's fee, or similar compensation other than the Broker, by reason of or in connection with this Sublease, and any loss, liability, damage, cost and expense (including, without limitation, reasonable attorneys' fees and disbursements or the reasonable value of legal services rendered by Sublandlord on behalf of itself in connection with such claims) in the event the representation set forth above and made by such party shall be untrue. Sublandlord shall pay all fees or commissions due and owing to the Broker
7. FURNITURE. Section 35 of the Sublease is hereby amended and modified to provide that Subtenant acknowledges that Sublandlord shall deliver possession of Additional Subleased Premises with the existing furniture in the Additional Subleased Premises (excluding specifically, Sublandlord's trade fixtures, business equipment, computer systems, and telephone system and employee's furnishings, except as otherwise provided in this Sublease) The existing furniture will remain the property of Sublandlord at all times. Upon the Expiration Date, or the earlier termination of this Sublease, it shall be Subtenant's obligation to remove Subtenant's other furniture, fixtures, business equipment and employee possessions (i.e. other than the furniture and fixtures in the Additional Subleased Premises as of the delivery of possession to

Subtenant) from the Additional Subleased Premises and to deliver the Additional Subleased Premises and existing furniture in its present condition and repair subject to reasonable wear and tear (and damage by fire or other casualty excepted if Subtenant has properly insured same and provided the proceeds of such coverage are paid over the Sublandlord at the expiration or sooner termination of this Sublease, unless Subtenant has used such proceeds to replace such furniture), in broom clean condition, and free of other personal property and debris Sublandlord has not and does not now make any representations or warranties, express or implied, with regard to such furniture and the Subtenant agrees to accept same in its present "as is" condition, subject to normal wear and tear between the date hereof and the Commencement Date. Subtenant shall not dismantle and/or remove the furniture provided hereunder except with Sublandlord's consent (and if consent is so granted the same shall be stored and insured as reasonably required by Sublandlord at Subtenant's cost and expense).. Attached hereto as Exhibit B and made a part hereof is a furniture inventory identifying the furniture which is owned by Sublandlord and being made available to Subtenant pursuant to the terms of this Section 7
1.SECURITY DEPOSIT Notwithstanding anything contained in the Sublease to the contrary, the reduction of the security deposit ("Security Deposit") previously set forth in Section 29 of the Sublease as modified in Section 1(a) in the Amendment of Sublease and Guaranty is hereby further amended and modified to provide that in the event the Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of the Sublease without being in default of any monetary or any non-monetary obligation of Subtenant hereunder, the Security Deposit shall be reduced on November 1, 2008 to Seven Hundred Sixty Three Thousand One Hundred Twenty Dollars and Twenty Three Cents ($'763,120.23). It is agreed that in the event Subtenant defaults in respect of any terms, provisions and conditions of this Sublease, including, but not limited to payment of Fixed Rent or Additional Rent and/or if Sublandlord draws down on the letter of credit provided by the Subtenant then Subtenant shall not be entitled to a further reduction of the Security Deposit
2.MISCELLANEOUS (A) Except as specifically amended hereby, all other covenants, agreements, terms, conditions and requirements of the Sublease, ar e hereby ratified and confirmed and shall remain in full force and effect.
(A)The provisions hereof shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and permitted assigns.
(B)This agreement may not be modified or amended, except pursuant to a written agreement executed by both parties.
(C)This Amendment may be executed in one or more counterparts which when taken together shall constitute one fully executed counterpart.. All of the parties to this Amendment agree to be bound by a facsimile signature of such party delivered by telecopier (however, by transmitting same by telecopier such party covenants to forward to all other parties by overnight courier original execution counterparts) A facsimile signature delivered by telecopier shall be deemed an original for all purposes

(E) By executing this amendment the patties agree that all requirements under Section 42 of the original lease have been met and that within 30 days of the execution of this amendment the Sublandloid will deliver to the Subtenant final eimbutsement as per Section 42 in the amount of'$73,068 00 and final reimbursement per Section 43 in the amount of $105,981 27
THE BALANCE OF THIS PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, Sublandlord and Subtenant have hereunto executed this First Amendment of Sublease as of the day and year first written above
SUBLANDLORD:
SFX Entertainment, Inc.
d/b/a Clear Channel

By /s/ Peter Strauss
Name Perter Strauss
Title Senior Vice President

SUBTENANT:
Excelsior Radio Networks, LLC f/k/a Excelsior Radio Networks, Inc
/S/ Hiram Lazar
Name Hiram Lazar

Title: Chief Financial Officer

Exhibits intentionally omitted

THIRD AMENDMENT TO SUBLEASE
THIS THIRD AMENDMENT TO SUBLEASE (this “Amendment”), made as of the 27th day of January, 2012 (the “Amendment Commencement Date”), by and between LIVE NATION WORLDWIDE, INC., F/K/A SFX ENTERTAINMENT, INC., a Delaware corporation, having an address at 220 West 42nd Street, New York, New York 10036 (“Sublandlord”), and EXCELSIOR RADIO NETWORKS, LLC, a Delaware limited liability company, as successor by conversion to EXCELSIOR RADIO NETWORKS, INC., a Delaware corporation, having an address at 220 West 42nd Street, New York, New York 10036 (“Subtenant”).
W I T N E S S E T H:
A.WHEREAS, Sublandlord and Subtenant are parties to that certain Sublease dated as of November 1, 2004, as amended by a Letter Agreement dated January 14, 2005, an Amendment of Sublease dated March 31, 2005, an Amendment of Sublease and Guaranty dated November 10, 2005, and a Letter Agreement dated November 10, 2005 (as so amended, collectively, the “Original Sublease”), which Original Sublease provided for the subletting to Subtenant of those certain premises consisting of the entire 3rd floor and a portion of the 4th floor (the “Original Subleased Premises”) of the building located at 220 West 42nd Street, New York, New York (the “Building”);
B.WHEREAS, Sublandlord and Subtenant further amended the Original Sublease by a certain Second Amendment to Sublease dated as of July 30, 2008 (the “Second Amendment”; the Original Sublease as amended by the Second Amendment, collectively, the “Existing Sublease”) to provide for the subletting to Subtenant of the entire 14th floor of the Building (the “Additional Subleased Premises”; the Original Subleased Premises and the Additional Subleased Premises, collectively, the “Existing Subleased Premises”); and
C.WHEREAS, Sublandlord and Subtenant now desire to further modify and amend the Existing Sublease to provide for the subletting to Subtenant of the 5th Floor Premises, the 6th Floor Premises and 7th Floor Premises (each as hereinafter defined) and the contemporaneous surrender of the Additional Subleased Premises and to otherwise modify, amend and supplement the Existing Sublease as more particularly set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and the sum of Ten Dollars ($10.00), and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Sublandlord and Subtenant, for themselves, their legal representatives, successors and/or assigns, hereby agree as follows:
1.Definitions. All capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to them in the Existing Sublease. Where appropriate in context, from and after the full execution and delivery of this Amendment, references to the “Sublease” shall mean the Existing Sublease as amended by this Amendment.
2.Demise of New Premises; Term. (a) Notwithstanding anything to the contrary contained in the Existing Sublease and subject to the terms of this Amendment, as of the date hereof Subtenant hereby rents, sublets and hires from Sublandlord:

(i)a portion of the fifth (5th) floor of the Building, which the parties agree consists of nine thousand six hundred eighty (9,680) rentable square feet, as shown on the floor plan annexed hereto as Exhibit A-1 and made a part hereof (the “5th Floor Premises”);
(ii)the entire sixth (6th) floor of the Building, which the parties agree consists of eleven thousand four hundred thirty-three (11,433) rentable square feet, as shown on the floor plan annexed hereto as Exhibit A-2 and made a part hereof (the “6th Floor Premises”); and
(iii)the entire seventh (7th) floor of the Building, which the parties agree consists of eleven thousand eight hundred thirty-three (11,833) rentable square feet, as shown on the floor plan annexed hereto as Exhibit A-3 and made a part hereof (the “7th Floor Premises”; the 5th Floor Premises, the 6th Floor Premises and the 7th Floor Premises, collectively, the “New Premises”).
(a)Sublandlord shall deliver possession of the New Premises in their “as is” condition on the Amendment Commencement Date. Subtenant acknowledges and agrees that Subtenant is subleasing the New Premises “as is” and Sublandlord is not required to perform any work or expend any monies in connection with the space demised pursuant to this Amendment or the Existing Sublease. In making and executing this Amendment, Subtenant has relied solely on such investigations, examinations and inspections of the New Premises as Subtenant has chosen to make or has made and is not relying on any representations, warranties or promises of Sublandlord. Subtenant acknowledges that it has had the opportunity for full and complete investigations, examinations and inspections of the New Premises. For avoidance of doubt, there shall be no work completed by Sublandlord to, or Sublandlord contribution for work with respect to, the New Premises.
(b)The term of the sublease for the New Premises shall be the period commencing as of the Amendment Commencement Date and ending on the Expiration Date (the “New Term”, which New Term shall be a “Term” under the Sublease in all respects), unless sooner terminated pursuant to the terms of the Existing Sublease, this Amendment or pursuant to law; provided, however, that from and after the Amendment Commencement Date, (i) the Expiration Date for all of the Subleased Premises (as described in Subsection 2(d) hereof) shall be August 31, 2020 and (ii) the definition of “Expiration Date” in the Existing Sublease as amended by this Amendment shall mean August 31, 2020.
(c)(i) Effective as of the Amendment Commencement Date, all references in the Sublease (as amended by this Amendment) to “Subleased Premises” (whether or not such term is capitalized) are hereby modified to include the Original Subleased Premises and the New Premises (as defined in Section 2(a) hereof) and (ii) the New Premises shall be subject to the Sublease (as amended by this Amendment) with the same force and effect as if originally demised thereunder, except as otherwise set forth to the contrary hereunder.
3.    Rent. (a) From and after the Amendment Commencement Date, the
Fixed Rent per annum payable by Subtenant in respect of the 5th Floor Premises and 7th Floor Premises (including electricity on a “rent inclusion” basis) shall be as follows:

(i)From the New Rent Commencement Date (hereinafter defined), to and including the day immediately preceding the first (1st) anniversary of the Amendment Commencement Date (both dates inclusive), $925,059.00, payable in equal monthly installments of $77,088.25;
(ii)From the first (1st) anniversary of the Amendment Commencement Date, to and including the day immediately preceding the second (2nd) anniversary of the Amendment Commencement Date (both dates inclusive), $946,572.00, payable in equal monthly installments of $78,881.00;
(iii)From the second (2nd) anniversary of the Amendment Commencement Date, to and including the day immediately preceding the third (3rd) anniversary of the Amendment Commencement Date (both dates inclusive), $968,622.83, payable in equal monthly installments of $80,718.56;
(iv)From the third (3rd) anniversary of the Amendment Commencement Date, to and including the day immediately preceding the fourth (4th) anniversary of the Amendment Commencement Date (both dates inclusive), $991,224.92, payable in equal monthly installments of $82,602.00;
(v)From the fourth (4th) anniversary of the Amendment Commencement Date, to and including the day immediately preceding the fifth (5th) anniversary of the Amendment Commencement Date (both dates inclusive), $1,014,392.00, payable in equal monthly installments of $84,532.67;
(vi)From the fifth (5th) anniversary of the Amendment Commencement Date, to and including the day immediately preceding the sixth (6th) anniversary of the Amendment Commencement Date (both dates inclusive), $1,145,703.33, payable in equal monthly installments of $95,475.28;
(vii)From the sixth (6th) anniversary of the Amendment Commencement Date, to and including the day immediately preceding the seventh (7th) anniversary of the Amendment Commencement Date (both dates inclusive), $1,172,732.43, payable in equal monthly installments of $97,727.70;
(viii)From the seventh (7th) anniversary of the Amendment Commencement Date, to and including the day immediately preceding the eighth (8th) anniversary of the Amendment Commencement Date (both dates inclusive), $1,200,437,.27, payable in equal monthly installments of $100,036.44; and
(ix)From the eighth (8th) anniversary of the Amendment Commencement Date, to and including the Expiration Date (both dates inclusive), $1,228,834.73, payable in equal monthly installments of $102,402.89
(b)    In respect of the 6th Floor Premises, for the period commencing on the Amendment Commencement Date and ending on the Expiration Date (both dates inclusive),
Subtenant shall pay as Fixed Rent an amount per annum equal to the Fixed Rent that would otherwise be due and payable under the Existing Sublease with respect to the Additional

Subleased Premises on the same terms and conditions as such Fixed Rent for such Additional Subleased Premises (as set forth on Exhibit D hereto), mutatis mutandis; provided, however, that, in respect of the 6th Floor Premises only, for the period commencing on the first (1st) anniversary of the Amendment Commencement Date and ending on the Expiration Date (both dates inclusive), the Subtenant shall receive an annual credit ($80,031.00) toward Fixed Rent payable for the 6th Floor Premises (to be deducted on a monthly basis ($6,669.25 per month)) of $7.00 per annum per rentable square foot on the 6th Floor Premises per annum. Notwithstanding the foregoing, for the avoidance of doubt, other than the annual credit described in the foregoing sentence, there is no “free rent” period or Concession Period (hereinafter defined) with respect to the 6th Floor Premises; nor shall the foregoing credit apply to any other portion of the Subleased Premises.
(a)Subtenant shall receive ten (10) months of free rent for the period commencing on the Amendment Commencement Date and ending on the day preceding the New Rent Commencement Date for the 5th Floor Premises and the 7th Floor Premises only (the “Free Rent”). Accordingly, the “New Rent Commencement Date” shall mean the date that is ten (10) months after the Amendment Commencement Date. Notwithstanding the foregoing, Subtenant shall pay to Sublandlord, as additional rent on account of electricity consumed at the 5th Floor Premises and the 7th Floor Premises, the sum of $5,378.25 per month during the period beginning on the Amendment Commencement Date and ending on the date immediately preceding the New Rent Commencement Date (both dates inclusive). If such time period shall commence or end on other than the first (1st) day or last day of a calendar month, such monthly amount on account of electricity will be appropriately pro rated on a per diem basis.
(b)Notwithstanding anything to the contrary contained herein, with respect to the 5th Floor Premises and the 7th Floor Premises only, Subtenant shall receive an abatement (the “Concession Period Abatement”) (in addition to the Free Rent to be provided pursuant to Section 3(c) above) and is being excused from the payment of Fixed Rent (but not electricity in the sum of $5,378.25 per month), for the period commencing on the first (1st) anniversary of the New Rent Commencement Date and ending on the day immediately preceding the date that is fifteen (15) months after the New Rent Commencement Date (both dates inclusive) (such period, the “Concession Period”), subject to the conditions set forth below in this subsection (d)). If at any time during the Term, the Sublease shall be terminated by Sublandlord in accordance with the terms of the Sublease and/or applicable law by reason of a Subtenant breach and/or default by Subtenant with regard to (x) any monetary covenant on its part to be complied with or performed, and/or (y) any non-monetary covenant, agreement or term on Subtenant's part to be complied with or performed (after expiration of applicable notice and/or grace periods, if any), then, upon the occurrence such termination, and only upon such termination (as opposed to default and/or breach not resulting in a termination of this Amendment or the Sublease) that portion of the Concession Period Abatement so conditionally excused and the Free Rent shall become immediately due and payable by Subtenant to Sublandlord. Notwithstanding anything to the contrary contained in this subsection (d) or otherwise herein, Subtenant shall pay to Sublandlord, as additional rent on account of electricity consumed at the 5th Floor Premises and the 7th Floor Premises during the Concession Period, the sum of $5,378.25 per month during the Concession Period (which for the avoidance of doubt, is the same payment described in Section 3(c) above for a different time period). If such period shall commence or end on other than the first (1st) day or last day of a calendar month, such monthly amount on account of electricity will be appropriately pro rated on a per diem basis.
(a)Sublandlord and Subtenant acknowledge that as of the date hereof, Sublandlord remains in possession of that portion of the 5th Floor Premises identified on Exhibit A-1 as “LN Retained Area”. Sublandlord shall diligently remove its personal property from such area as soon as reasonably practicable after the Amendment Commencement Date. In the event that the LN Retained Area are not delivered by Subtenant broom clean and vacant on or before March 16, 2012, in addition to and not in limitation of any other abatement of rent due hereunder, Subtenant shall receive a credit on account of Fixed Rent in the amount of $351.56 per diem for each day from and after March 17, 2012 that there is a delay in the delivery of possession of the LN Retained Area; provided, however, that notwithstanding anything to the contrary contained herein or in the Sublease, Sublandlord shall have unfettered access to the LN Retained Area until such time as possession thereof is delivered to Subtenant; provided further that Sublandlord shall use commercially reasonable efforts to minimize interference with the operation of Subtenant's business operations in exercising such right of access (but without the need to use premium time or overtime labor).
(b)Notwithstanding anything in the Sublease to the contrary, (i) Sublandlord shall at all times have unfettered access to the areas identified on Exhibit A-1 as “Live Nation Space” (which includes Sublandlord's security office and computer/IT server equipment room) and (ii) in no event is any work required of Sublandlord to ready the 5th Floor Premises for occupancy by Subtenant (including, without limitation, demising walls, entranceways, or other ingress and egress). Subtenant covenants not to interfere with Sublandlord's use of such Live Nation Space; provided, however, that Sublandlord shall use commercially reasonable efforts to minimize interference with the operation of Subtenant's business operations in exercising such right of access (but without the need to use premium time or overtime labor).
(c)Sublandlord and Subtenant acknowledge and agree that certain overpayments have been made by Subtenant on account of real estate tax escalation payments due pursuant to the Existing Sublease. Accordingly, Subtenant shall be entitled to a credit against the next installment or installments of Fixed Rent to become due under the Sublease from and after the Amendment Commencement Date until such time as Subtenant has received a credit in the aggregate amount of $185,790.87. The foregoing credit covers real estate tax escalation payments for the time period ending as of December 31, 2011. In consideration of the agreement of Sublandlord to provide such credit, effective as of the Amendment Commencement Date, Subtenant does hereby release Sublandlord and its affiliates and each of their respective employees, officers, directors, shareholders, principals, agents and representatives from any and all claims, suits, actions and/or proceedings and all other rights and remedies that Subtenant may have with respect to any such overbilling and overpayments for real estate tax escalation payments which may have occurred at any time to and including the Amendment Commencement Date. In consideration of the foregoing release, Sublandlord does hereby release Subtenant and its affiliates and each of their respective employees, officers, directors, shareholders, principals, agents and representatives from any and all claims, suits, actions and/or proceedings and all other rights and remedies that Sublandlord may have with respect to any underbilling and underpayments for real estate tax escalation payments which may have occurred at any time to and including the Amendment Commencement Date.
(h)    Notwithstanding anything to the contrary contained herein (but subject to the foregoing Section 3(e)), for the avoidance of doubt, the Fixed Rent and Additional Rent with respect to the Initial Subleased Premises shall continue to be due and payable in accordance with the terms of the Existing Sublease and shall not be modified or amended by the terms of this Amendment except to the extent a credit is to be provided to Subtenant pursuant to Section 3(e) hereof; nor shall any free rent period apply with respect to the payment of rent for the Initial Subleased Premises.
1.Signage. (a) Effective as of the Amendment Commencement Date, Section 36 of the Existing Sublease is deleted in its entirety and the following is inserted in lieu thereof:
“36. SIGNAGE. Subject in all respects to the consent and approval of Sublandlord (not to be unreasonably withheld) and Overlandlord, Subtenant shall be entitled to install (i) signage in the elevator lobbies of the floors of the Building comprising the Subleased Premises identifying Subtenant's presence on those floors in compliance with all applicable laws and consistent with the character and finish of the Building's interiors, and (ii) a plaque in the Building's lobby, not to exceed 24 inches in width and 12 inches in height, identifying Subtenant's presence in the Building in compliance with all applicable laws and consistent with the character and finish of the Building's lobby (in a location reasonably determined by Sublandlord), and in compliance with all applicable laws; provided, however, that any signage or plaque(s) installed by Subtenant pursuant to this Section 36 shall be removed and any damage repaired at Subtenant's sole cost and expense upon the Expiration Date or earlier termination of this Sublease; provided further that Subtenant acknowledges that to the extent required by the Overlease, Overlandlord's consent to one or more of the signs or plaques described herein may be necessary and Sublandlord shall have no liability if the Overlandlord fails or refuses to provide Overlandlord's consent.”
2.Real Estate Taxes. (a) Section 11(B) of the Sublease is hereby amended and modified to provide that as Additional Rent hereunder in respect of the 5th Floor Premises and 7th Floor Premises, for each Tax Year (as defined in the Sublease) commencing as of July 1, 2012 and continuing for the balance of the Term, Subtenant covenants and agrees to pay to Sublandlord, Subtenant's Percentage (as hereinafter defined) of the amount by which Taxes (as defined in the Overlease, provided that Taxes for the Base Year and any other Tax Year with respect to the 5th Floor Premises and 7th Floor Premises shall be computed as if there was no exemption due to the ICIP), exceeds Taxes for the time period from July 1, 2011 to and including June 30, 2012 (such time period referred to herein as the “Base Year” with respect to the 5th Floor Premises and 7th Floor Premises). For purposes of Section 11 (B) of the Sublease, the term “Subtenant's Percentage” with respect to Taxes for the 5th Floor Premises and 7th Floor Premises shall mean 9.74% percent of such Taxes.
(b)    Section 11(B)(4) of the Sublease is hereby deleted with respect to the 5th Floor Premises and 7th Floor Premises.

(c)    With respect to the 6th Floor Premises, Additional Rent shall be paid in accordance with the terms and conditions of Section 3 of the Second Amendment, mutatis mutandis.
1.Furniture.    Subtenant acknowledges that Sublandlord shall deliver
2.possession of the New Premises with the furniture identified on the furniture list attached as Exhibit B hereto (the “New Leased Furniture”), which New Leased Furniture shall be considered Leased Furniture under the Sublease in all respects. Sublandlord has not and does not now make any representations or warranties, express or implied, with regard to the New Leased Furniture and Subtenant agrees to accept same in its present “as is” condition. Subtenant shall not dismantle and/or remove the New Leased Furniture except with Sublandlord's prior written consent (and if such consent is so granted any dismantled and/or stored furniture shall be stored and insured as reasonably required by Sublandlord at Subtenant's cost and expense).
3.Security. (a) Section 29 of the Sublease (as amended to date) is hereby
4.amended and modified to provide that the security deposit shall be increased to One Million Two Hundred Sixty-Five Thousand Eighty-Nine and 33/100 Dollars ($1,265,089.33). Simultaneous with Subtenant's delivery of executed counterparts of this Amendment, Subtenant has delivered a clean, irrevocable standby letter of credit in such amount. Any replacement letter of credit shall be in the form of Exhibit C attached hereto and made a part hereof, issued by a bank reasonably satisfactory to Sublandlord, which for purposes hereof, shall include Wells Fargo Bank, N.A. Within three (3) days of receipt of the new letter of credit, Sublandlord shall return the replaced letter of credit for cancellation and such replaced letter of credit shall, upon replacement as set forth herein, thereafter be of no further force and effect (or a lost instrument affidavit/indemnity satisfactory to the issuing bank). Any replacement letter of credit shall have an expiration date no earlier than January 3, 2013 and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Sublandlord given by certified or registered mail, return receipt requested not less than sixty (60) days prior to the expiration thereof. Except as otherwise provided in Section 29 of the Sublease, Subtenant shall throughout the term of the Sublease deliver to Sublandlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is hereinafter referred to as a “Security Letter”) no later than thirty (30) days prior to the expiration date of the preceding Security Letter. Subtenant shall be obligated to reimburse Sublandlord for the reasonable attorneys' fees and disbursements of Sublandlord incurred in connection with Sublandlord's review of any replacement letter of credit, including any replacement provided pursuant to Section 7(b) below. If Subtenant shall fail to obtain any replacements of a Security Letter within the time limits set forth herein, Sublandlord may draw down the full amount of the existing Security Letter and retain the same as cash security hereunder as provided in Section 29 of the Sublease; provided, however, that Sublandlord shall endeavor to provide a written notice to Subtenant in the event Subtenant shall fail to timely replace same (and if sufficient time remains before the expiration of the subject Security Letter) and three (3) business days to cure such default after any such notice; provided further that the failure by Sublandlord to provide such a notice shall not be a condition precedent to Sublandlord drawing on such Security Letter.
(b)    Notwithstanding anything contained in the Sublease to the contrary
(but subject to Section 7(c) below), the reduction of the security deposit previously set forth in

Section 29 is hereby modified to provide that in the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of the Sublease without being in default of any monetary or any material non-monetary obligation of Subtenant under the Sublease, then on the date that is thirty-six (36) months after the New Rent Commencement Date, Subtenant shall be entitled to a reduction of the Security Letter to an amount that is equal to five (5) monthly installments of Fixed Rent then payable with respect to the Subleased Premises.
(c)    In the event Subtenant defaults in respect of any terms, provisions and conditions of this Sublease, including, but not limited to the payment of Fixed Rent and/or Additional Rent and/or if Sublandlord draws down on the letter of credit provided by the Subtenant, Subtenant shall not be entitled to a reduction of the security and Section 7(b) above shall be null and void.
1.Surrender of the Additional Subleased Premises. Upon the Amendment Commencement Date, Subtenant shall quit and surrender to Sublandlord the Additional Subleased Premises, broom clean, in good order and condition (ordinary wear and tear excepted), free of its personal property and debris and otherwise in accordance with the terms of the Existing Sublease, including, but not limited to, Section 35 of the Original Sublease (as amended) and Section 7 of the Second Amendment; provided, however that notwithstanding anything to the contrary contained herein, Subtenant shall be obligated to surrender possession of the Additional Subleased Premises with all of the furniture referred to in Section 7 of the Second Amendment contained therein (and with all of the same in good working order). Notwithstanding anything contained herein to the contrary, and for the avoidance of doubt, Subtenant shall not be relieved of its obligation to pay Fixed Rent, Additional Rent or any other sums due under the Sublease in respect of the Additional Subleased Premises unless and until Subtenant has surrendered possession of the Additional Subleased Premises in the condition required pursuant to this Section 8.
2.Confidentiality. From and after the Amendment Commencement Date, Subtenant acknowledges that all terms and conditions of this Amendment and the Sublease and any other information relating to the same (the “Confidential Information”) is proprietary information of Sublandlord and that Subtenant is to maintain the confidentiality of the same. Subtenant hereby agrees to use its best efforts to keep any Confidential Information contained in this Amendment and the Sublease confidential; provided, however, that Subtenant may disclose such information if (i) Sublandlord gives its written prior consent to such disclosure or (ii) Subtenant is required to disclose any portion of the Confidential Information under the terms of a subpoena or other order issued by a Court of competent jurisdiction or by another governmental authority. Notwithstanding anything contained herein to the contrary, Subtenant may disclose Confidential Information to its accountants and counsel and may publicly file this Amendment and/or the Existing Sublease with the SEC to the extent such filing is required by applicable securities laws.
3.Brokerage. (a) Subtenant represents and warrants to Sublandlord that Subtenant has not dealt with any broker, finder or like agent in connection with this Amendment other than Newmark Knight Frank. Subtenant does hereby indemnify and hold Sublandlord harmless of and from any and all loss, costs, damage, liability or expense (including, without limitation, reasonable attorneys' fees and disbursements) which Sublandlord may incur by reason of any claim asserted against Sublandlord by any broker, finder or like agent other than Newmark Knight Frank, claiming to have dealt with Subtenant in connection with this Amendment. For the avoidance of doubt, Sublandlord shall be responsible for paying any broker's fee due to Newmark Knight Frank in connection with this Amendment.
(b)    The provisions of this Section 10 shall survive the expiration or sooner termination of the Sublease.
1.Authorization. Sublandlord and Subtenant represent and warrant that the execution and delivery of this Amendment has been duly authorized and that the individual executing this Amendment on behalf of Sublandlord and Subtenant, respectively, has been duly authorized to do so. Sublandlord and Subtenant represent and warrant that no other action or approval is required with respect to this transaction.
2.THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT OR THE EXISTING SUBLEASE OR THE INTERPRETATION THEREOF, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, SUBTENANT'S USE OR OCCUPANCY OF THE SUBLEASED PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.
3.Governing Law; Jurisdiction.    This terms and provisions of this
4.Amendment and the Sublease and the rights and obligations of the parties pursuant thereto shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York pursuant to §5-1401 of the New York General Obligations Law and otherwise without regard to principles of conflict of laws. All disputes arising out of or relating to this Amendment or the Sublease and all actions to enforce this Amendment or the Sublease shall be adjudicated in the state courts of New York or the federal courts, in each case, sitting in the City, County and State of New York and Subtenant hereby irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding arising out of or relating to this Amendment or the Sublease or in any action to enforce the Sublease.
5.Not Binding Until Executed. This Amendment shall not be binding on or enforceable against the parties hereto unless and until each party shall have executed and delivered to the other an executed counterpart or counterparts of this Amendment.
6.Ratification; Full Force and Effect of Existing Sublease. Except as modified by this Amendment, the Existing Sublease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.
7.Modification of Existing Sublease. The Existing Sublease is hereby amended, modified and supplemented so that any reference therein to the “Sublease” shall refer to the Existing Sublease, as amended, modified or supplemented by this Amendment, as the same may be further amended, modified, or supplemented from time to time.
1.Prohibited Person. As an inducement to Sublandlord to enter into this Amendment, Subtenant hereby represents and warrants that: (i) Subtenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Subtenant is not (nor is it owned or controlled, directly or indirectly, by any person, group entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Subtenant (and any person, group, or entity which Subtenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (as amended from time to time and any like successor act, the “USA PATRIOT Act”) or any OFAC rule or regulation, including, without limitation, any assignment of the Sublease or any sub-subletting of (or occupancy of) all or any portion of the Subleased Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the USA PATRIOT Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that the representations and warranties contained in this Section 16 shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
2.Entire Agreement.    The Existing Sublease, as amended by this
3.Amendment, constitutes the entire understanding between the parties hereto with respect to the Subleased Premises and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
4.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature of a party to this Amendment delivered to the other party to this Amendment electronically, via facsimile or as a .pdf, .jpeg, .TIF, .TIFF attachment to an electronic mail message or similar electronic format shall be deemed (i) as an original signature and fully effective as such for all purposes and (ii) such party's agreement to thereafter promptly deliver to the other party a manually executed original counterpart of such signature.
[SIGNATURES ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
SUBLANDLORD:
LIVE NATION WORLDWIDE, INC., F/K/A SFX ENTERTAINMENT, INC.
By: /s/ James Tucker
Name: James Tucker
Title: SVP Legal Affairs

SUBTENANT:
EXCELSIOR RADIO NETWORKS, LLC
By: /

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
SUBLANDLORD:
LIVE NATION WORLDWIDE, INC., F/K/A SFX ENTERTAINMENT, INC.
By:
Name: Title:
SUBTENANT:
EXCELSIOR RADIO NETWORKS, LLC
By:/s/ Hiram Lazar
Name: Hiram Lazar
Title: Chief Financial Officer

Exhibits intentionally omitted

FOURTH AMENDMENT TO SUBLEASE
THIS FOURTH AMENDMENT TO SUBLEASE (this “Amendment”), made as of the 8th day of March, 2012 (the “Amendment Commencement Date”), by and between LIVE NATION WORLDWIDE, INC., F/K/A SFX ENTERTAINMENT, INC., a Delaware corporation, having an address at 220 West 42nd Street, New York, New York 10036 (“Sublandlord”), and EXCELSIOR RADIO NETWORKS, LLC, a Delaware limited liability company, as successor by conversion to EXCELSIOR RADIO NETWORKS, INC., a Delaware corporation, having an address at 220 West 42nd Street, New York, New York 10036 (“Subtenant”).
W I T N E S S E T H:
A.WHEREAS, Sublandlord and Subtenant are parties to that certain Sublease dated as of November 1, 2004, as amended by a Letter Agreement dated January 14, 2005, an Amendment of Sublease dated March 31, 2005, an Amendment of Sublease and Guaranty dated November 10, 2005, and a Letter Agreement dated November 10, 2005 (as so amended, collectively, the “Original Sublease”), which Original Sublease provided for the subletting to Subtenant of those certain premises consisting of the entire 3rd floor and a portion of the 4th floor (the “Original Subleased Premises”) of the building located at 220 West 42nd Street, New York, New York (the “Building”);
B.WHEREAS, Sublandlord and Subtenant further amended the Original Sublease by a certain Second Amendment to Sublease dated as of July 30, 2008 (the “Second Amendment”); the Original Sublease as amended by the Second Amendment, collectively, the “Interim Sublease”) to provide for the subletting to Subtenant of the entire 14th floor of the Building (the “Additional Subleased Premises”);
C.WHEREAS, Sublandlord and Subtenant further amended the Interim Sublease pursuant to a certain Third Amendment to Sublease dated as of January 27, 2012 (the “Third Amendment”; the Interim Sublease as amended by the Third Amendment, collectively, the “Existing Sublease”) to provide for the subletting to Subtenant of the 5th Floor Premises, the 6th Floor Premises and 7th Floor Premises (each as defined in the Third Amendment, and with the Original Subleased Premises, collectively, the “Existing Subleased Premises”) and the contemporaneous surrender of the Additional Subleased Premises; and
D.WHEREAS, Sublandlord and Subtenant now desire to further modify and amend the Existing Sublease to provide for the temporary use of the entire rentable area (exclusive of common areas and building system areas, shaftways and similar areas which do not constitute rentable areas) by Subtenant of the 14th Floor (the floor plan for which is attached hereto as Exhibit A) and 16th Floor (the floor plan for which is attached hereto as Exhibit B) of the Building (collectively, the “Temporary Premises”) and to otherwise modify, amend and supplement the Existing Sublease as more particularly set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and the sum of Ten Dollars ($10.00), and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Sublandlord and Subtenant, for themselves, their legal representatives, successors and/or assigns, hereby agree as follows:
1.Definitions. All capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to them in the Existing Sublease. Where appropriate in context, from and after the full execution and delivery of this Amendment, references to the “Sublease” shall mean the Existing Sublease as amended by this Amendment.
2.Demise of Temporary Premises; Term; Rent. (a) Except as otherwise set forth in this Section 2, and subject to the provisions of Section 3(a), the remaining terms of the Existing Sublease, as amended hereby, shall apply to the Temporary Premises:
(i)Effective as of April 1, 2012, Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord the Temporary Premises; and for the duration of the Temporary Premises Term (as defined below), the Temporary Premises shall be deemed to be a part of the Subleased Premises. Commencing on April 1, 2012 and continuing until September 30, 2012 (such six-month time period, the “Temporary Premises Term”), the Temporary Premises shall be added to and form a part of the Subleased Premises with the same force and effect as if originally demised under the Existing Sublease, except as otherwise expressly set forth to the contrary herein.
(ii)Subject to Section 2(b) hereof, on April 1, 2012, Sublandlord shall deliver possession of the Temporary Premises in their “as is” condition and broom clean (but with the Temporary Premises Furniture (as hereinafter defined) remaining therein). Subtenant acknowledges and agrees that it is leasing the Temporary Premises “as is” and that Sublandlord is not required to perform any work or expend any monies in connection with the Temporary Premises. Subtenant is not relying on any representations, warranties or promises of Sublandlord as to the condition of the Temporary Premises.
(iii)The Fixed Rent reserved and payable for the Temporary Premises for the Temporary Premises Term on a “gross rent basis” shall be $925,678.00, payable in advance on the first day of each calendar month commencing on April 1, 2012, in equal monthly installments of $154,279.66 each and otherwise in accordance with the provisions of the Sublease.
(iv)During the Temporary Premises Term there shall be no escalation rent or electrical inclusive factor rent due with respect to the Temporary Premises.
(v)Tenant shall comply with the terms of Section 37 of the Original Sublease for the surrender of the Temporary Premises upon the expiration of the Temporary Premises Term as though it were the end of the Term and such Section 37 shall apply if Subtenant shall fail to timely vacate the Temporary Premises.
(vi)Electricity shall be provided to the Temporary Premises in accordance with the Existing Sublease. In no event shall the Temporary Premises have, or shall Subtenant use, a demand electrical load in excess of that load presently provided for pursuant to the Existing Sublease.

(b) In the event Sublandlord is unable to deliver possession of the Temporary Premises to Subtenant on April 1, 2012 because of the holding over or retention of possession of any tenant, undertenant or occupant or for any other reason, (i) Sublandlord shall not be subject to any liability for failure to deliver possession on said date, (ii) the validity of the Existing Sublease shall not be impaired under such circumstances, nor give rise to any claim for damages or rescission and (iii) Subtenant expressly waives any right to rescind the Existing Sublease under Section 223-a of the New York Real Property Law or under any present or future statute of similar import then in force and further expressly waives the right to recover any damages, direct or indirect, which may result from Sublandlord's failure to deliver possession of the Temporary Premises on April 1, 2012. Subtenant agrees that the provisions of this Section are intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a.
(c) Notwithstanding anything to the contrary contained in the Existing Sublease, Subtenant shall not be entitled to any free rent, rent abatement, other rent concession or other concession with respect to the Temporary Premises.
3.    Tenant's Work Allowance.
(a)So long as (and solely on the condition that) Subtenant shall deliver the Temporary Premises Security Letter (as hereinafter defined; which, for the avoidance of doubt must be in form and substance and from an issuing bank satisfactory to Sublandlord) on or before March 29, 2012, Sublandlord shall contribute an amount not to exceed $500,000.00 (the “Existing Subleased Premises Fund”) toward (i) the “hard” costs of the initial alterations to the Subleased Premises (excluding, for the avoidance of doubt, the Temporary Premises) to the extent such alterations are approved by Sublandlord pursuant to the terms of the Sublease (or permitted without Sublandlord approval pursuant to the Sublease), and (ii) “soft” costs relating to such alterations including, without limitation, architect's and engineering fees, furniture reconfiguration fees, permit fees, expediter's fees and designers' fees incurred in connection with such alterations; provided, however, that in no event shall the portion of the Existing Subleased Premises Fund to be funded pursuant to the foregoing clause (ii) exceed 50% of the Existing Subleased Premises Fund.
(b)From and after April 15, 2012, Sublandlord shall disburse a portion of the Existing Subleased Premises Fund to Subtenant from time to time, within thirty (30) days after receipt of the items set forth in Section 3(c) hereof, provided that on the date of a request and on the date of disbursement from the Existing Subleased Premises Fund no default shall have occurred and be continuing with respect to the payment of Fixed Rent pursuant to Section 2(a)(iii) hereof. Disbursements from the Existing Subleased Premises Fund shall not be made more frequently than monthly, and shall be in an amount equal to the aggregate amounts theretofore paid or payable (as certified by the Chief Financial Officer, Chief Accounting Officer or Chief Administrative Officer) to Subtenant's contractors, subcontractors and materialmen and which amounts have not been the subject of a previous disbursement from the Existing Subleased Premises Fund; provided, however, that in no event shall disbursements of the Existing Subleased Premises Fund to exceed $500,000.00.

(c)Sublandlord's obligation to make disbursements from the Existing Subleased Premises Fund shall be subject to Sublandlord's reasonable verification of costs incurred with respect to the initial alterations and receipt of: (i) a request for such disbursement from Subtenant signed by the Chief Financial Officer, Chief Accounting Officer or Chief Administrative Officer of Subtenant, together with the certification required by Section 3(b) hereof, (ii) copies of all receipts, invoices and bills for the work and materials furnished in connection with the initial alterations and incorporated in the Existing Subleased Premises which are to be paid from the requested disbursement or which have been paid by Subtenant and for which Subtenant is seeking reimbursement, (iii) only if requested by Sublandlord in writing, copies of all contracts, work orders, change orders and other materials relating to the work or materials which are the subject of the requested disbursement or reimbursement, and (iv) if requested by Sublandlord, waivers of lien for the portion of the work for which reimbursement is sought from all contractors, subcontractors and materialmen involved in the performance of the initial alterations relating to the portion of the initial alterations theretofore performed and materials theretofore provided and for which previous disbursements and/or the requested disbursement has been or is to be made (except to the extent such waivers of lien were previously furnished to Sublandlord upon a prior request), to the extent such waivers may be lawfully given.

(d) It is expressly understood and agreed that Subtenant shall complete, at its sole cost and expense, the initial alterations, whether or not the applicable Existing Subleased Premises Fund is sufficient to fund such completion. Any costs to complete the initial alterations in excess of the applicable Existing Subleased Premises Fund shall be the sole responsibility and obligation of Subtenant.

(e) Within sixty (60) days after completion of the initial alterations, Subtenant shall deliver to Sublandlord general releases and waivers of lien from all contractors, subcontractors and materialmen involved in the performance of the initial alterations and the materials furnished in connection therewith (unless same previously were furnished pursuant to Section 7(c) hereof), and a certificate from Subtenant's independent licensed architect certifying that (i) in his or her opinion the initial alterations have been performed in a good and workmanlike manner and completed in accordance with the final detailed plans and specifications for such initial alterations as approved by Sublandlord and (ii) all contractors, subcontractors and materialmen have been paid for the initial alterations and materials furnished through such date. As soon as reasonably practicable after the completion of the work, but in no event later than thirty (30) days after the last disbursement on account of the Existing Subleased Premises Fund (subject to extension due to causes beyond Subtenant's reasonable control), Subtenant shall deliver to Sublandlord proof (in form reasonably satisfactory to Sublandlord) that the conditions of all required permits and alteration permits or applications with respect to the alterations to the Existing Subleased Premises have been satisfied, and, to the extent necessary, inspected by relevant governmental departments or agencies or “self-certified” by Subtenant's architect or engineer (if permitted by applicable laws, rules and regulations) and the Department of Buildings has provided its “signed-off” with respect to the work (such as by means of a Department of Buildings letter of completion).
4.    Furniture.    Subtenant acknowledges that Sublandlord shall deliver
possession of the Temporary Premises with the furniture presently existing on the 14th Floor (as inventoried in the Second Amendment) and, with respect to the 16th Floor, as identified on the furniture list attached as Exhibit C hereto (collectively, the “Temporary Premises Furniture”), which Temporary Premises Furniture shall be considered Leased Furniture under the Sublease in all respects. Sublandlord has not and does not now make any representations or warranties, express or implied, with regard to the Temporary Premises Furniture and Subtenant agrees to accept same in its present “as is” condition. Subtenant shall not dismantle and/or remove the Temporary Premises Furniture except with Sublandlord's prior written consent (and if such consent is so granted any dismantled and/or stored furniture shall be stored and insured as reasonably required by Sublandlord at Subtenant's cost and expense). Notwithstanding anything to the contrary contained herein or in the Existing Sublease, at the end of the Temporary Premises Term, Subtenant will surrender possession of the Temporary with the Temporary Premises Furniture in its condition as of the beginning of the Temporary Premises Term (subject to normal wear and tear).
5.    Security. (a) Section 29 of the Sublease (as amended to date) is hereby further amended and modified to provide that the security deposit shall be increased by an additional Five Hundred Thousand and 00/100 Dollars ($500,000.00). Contemporaneous with Subtenant's delivery of executed counterparts of this Amendment, Subtenant shall deliver a clean, irrevocable standby letter of credit in such amount (which letter of credit is in addition to and not in limitation of the Security Letter delivered contemporaneously with the execution and delivery of the Third Amendment). Subtenant shall throughout Temporary Premises Term of the Sublease deliver to Sublandlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is hereinafter referred to as a “Temporary Premises Security Letter”) no later than thirty (30) days prior to the expiration date of the preceding Temporary Premises Security Letter. Subtenant shall be obligated to reimburse Sublandlord for the reasonable attorneys' fees and disbursements of Sublandlord incurred in connection with Sublandlord's review of any replacement letter of credit. If Subtenant shall fail to obtain any replacements of a Temporary Premises Security Letter within the time limits set forth herein, Sublandlord may draw down the full amount of the existing Security Letter and retain the same as cash security hereunder as provided in Section 29 of the Sublease; provided, however, that Sublandlord shall endeavor to provide a written notice to Subtenant in the event Subtenant shall fail to timely replace same (and if sufficient time remains before the expiration of the subject Security Letter) and three (3) business days to cure such default after any such notice; provided further that the failure by Sublandlord to provide such a notice shall not be a condition precedent to Sublandlord drawing on such Temporary Premises Security Letter.
(b) The initial term of the Temporary Premises Security Letter shall end no earlier than December 31, 2012.
(c) In the event Subtenant fully and faithfully performs its obligations with respect to the Temporary Premises, including, without limitation, timely vacating the Temporary Premises in the condition required (and with the Temporary Premises Furniture therein and in the condition required) on or before September 30, 2012 and timely and fully paying all rent due with respect to the Temporary Premises, Subtenant shall be entitled to the return and cancellation of the Temporary Premises Security Letter.

(d)    In the event Subtenant defaults in respect of any material monetary terms or conditions of the Sublease relating to the Temporary Premises, including, but not limited to the payment of Fixed Rent and/or Additional Rent and/or if Sublandlord draws down on the Temporary Premises Security Letter, Subtenant shall not be entitled to a return of the security and Section 5(c) above shall be null and void.

6.     Confidentiality. Subtenant acknowledges that all terms and conditions of this Amendment and the Sublease and any other information relating to the same (the “Confidential Information”) is proprietary information of Sublandlord and that Subtenant is to maintain the confidentiality of the same. Subtenant hereby agrees to use its best efforts to keep any Confidential Information contained in this Amendment and the Sublease confidential; provided, however, that Subtenant may disclose such information if (i) Sublandlord gives its written prior consent to such disclosure or (ii) Subtenant is required to disclose any portion of the Confidential Information under the terms of a subpoena or other order issued by a Court of competent jurisdiction or by another governmental authority. Notwithstanding anything contained herein to the contrary, Subtenant may disclose Confidential Information to its accountants and counsel and may publicly file this Amendment and/or the Existing Sublease with the SEC to the extent such filing is required by applicable securities laws.

7.    Brokerage. (a) Subtenant represents and warrants to Sublandlord that Subtenant has not dealt with any broker, finder or like agent in connection with this Amendment other than Newmark Knight Frank. Subtenant does hereby indemnify and hold Sublandlord harmless of and from any and all loss, costs, damage, liability or expense (including, without limitation, reasonable attorneys' fees and disbursements) which Sublandlord may incur by reason of any claim asserted against Sublandlord by any broker, finder or like agent other than Newmark Knight Frank, claiming to have dealt with Subtenant in connection with this Amendment. For the avoidance of doubt, Sublandlord shall be responsible for paying any broker's fee due to Newmark Knight Frank in connection with this Amendment.
(b)    The provisions of this Section 7 shall survive the expiration or sooner termination of the Sublease.

8.     Authorization. Sublandlord and Subtenant represent and warrant that the execution and delivery of this Amendment has been duly authorized and that the individual executing this Amendment on behalf of Sublandlord and Subtenant, respectively, has been duly authorized to do so. Sublandlord and Subtenant represent and warrant that no other action or approval is required with respect to this transaction.

9.    Waiver of Trial by Jury. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT OR THE EXISTING SUBLEASE OR THE INTERPRETATION THEREOF, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, SUBTENANT'S USE OR OCCUPANCY OF THE SUBLEASED PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

10.    Governing Law; Jurisdiction.    This terms and provisions of this Amendment and the Sublease and the rights and obligations of the parties pursuant thereto shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York pursuant to §5-1401 of the New York General Obligations Law and otherwise without regard to principles of conflict of laws. All disputes arising out of or relating to this Amendment or the Sublease and all actions to enforce this Amendment or the Sublease shall be adjudicated in the state courts of New York or the federal courts, in each case, sitting in the City, County and State of New York and Subtenant hereby irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding arising out of or relating to this Amendment or the Sublease or in any action to enforce the Sublease.

11    Not Binding Until Executed. This Amendment shall not be binding on or enforceable against the parties hereto unless and until each party shall have executed and delivered to the other an executed counterpart or counterparts of this Amendment.

12    Ratification; Full Force and Effect of Existing Sublease. Except as modified by this Amendment, the Existing Sublease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

13    Modification of Existing Sublease. The Existing Sublease is hereby amended, modified and supplemented so that any reference therein to the “Sublease” shall refer to the Existing Sublease, as amended, modified or supplemented by this Amendment, as the same may be further amended, modified, or supplemented from time to time.

14    Prohibited Person. As an inducement to Sublandlord to enter into this Amendment, Subtenant hereby represents and warrants that: (i) Subtenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Subtenant is not (nor is it owned or controlled, directly or indirectly, by any person, group entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Subtenant (and any person, group, or entity which Subtenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (as amended from time to time and any like successor act, the “USA PATRIOT Act”) or any OFAC rule or regulation, including, without limitation, any assignment of the Sublease or any sub-subletting of (or occupancy of) all or any portion of the Subleased Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the USA PATRIOT Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that the representations and warranties contained in this

Section 14 shall be continuing in nature and shall survive the expiration or earlier termination of the Sublease (as the same may be hereinafter amended).

15    Access. At reasonable times and on reasonable notice (and, at Sublandlord's election with a representative of Sublandlord present) after the delivery of the original Temporary Premises Security Letter to Sublandlord, but subject to the rights of third party subtenants on floors other than the floors of the Temporary Premises, Subtenant shall be provided with reasonable access to the utility closets necessary to install customary communications and/or computer cables in order to operate its business from the Temporary Premises (which cabling is to be removed by Subtenant at the end of the Temporary Premises Term).

16    Entire Agreement. The Existing Sublease, as amended by this Amendment, constitutes the entire understanding between the parties hereto with respect to the Subleased Premises and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

17    Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature of a party to this Amendment delivered to the other party to this Amendment electronically, via facsimile or as a .pdf, .jpeg, .TIF, .TIFF attachment to an electronic mail message or similar electronic format shall be deemed (i) as an original signature and fully effective as such for all purposes and (ii) such party's agreement to thereafter promptly deliver to the other party a manually executed original counterpart of such signature.
[SIGNATURES ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
SUBLANDLORD:
LIVE NATION WORLDWIDE, INC., F/K/A SFX ENTERTAINMENT, INC.
By: /s/Kathy Willard
Name: Kathy Willard
Title: EVP Chief Financial Officer

SUBTENANT:
EXCELSIOR RADIO NETWORKS, LLC
By:
Name: Title:
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
SUBLANDLORD:
LIVE NATION WORLDWIDE, INC., F/K/A SFX ENTERTAINMENT, INC.
By:
Name:Title:
SUBTENANT:
EXCELSIOR RADIO NETWORKS, LLC
By: /s/ Hiram Lazar
Name:Hiram Lazar
Title: Chief Financial Officer

Exhibits intentionally omitted